Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Bally Technologies, Inc.

Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Bally Technologies, Inc. and subsidiaries (the “Company”) as of June 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2014. Our audits also included the financial statement Schedule II—Valuation and Qualifying Accounts for each of the three years in the period ended June 30, 2014. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bally Technologies, Inc. and subsidiaries as of June 30, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

August 29, 2014

(April 10, 2015 as to Note 18)

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2014 AND 2013

	June 30, 2014	June 30, 2013
	(in 000s, except par value amount)
ASSETS
Current assets:
Cash and cash equivalents	$77,439	$63,220
Restricted cash	17,179	12,939
Accounts and notes receivable, net of allowances for doubtful accounts of $14,806 and $14,813	314,119	248,497
Inventories	82,289	68,407
Prepaid and refundable income tax	21,938	21,845
Deferred income tax assets	36,934	38,305
Deferred cost of revenue	15,723	22,417
Prepaid assets	21,800	14,527
Other current assets	6,013	2,920
Total current assets	593,434	493,077
Restricted long-term cash and investments	93,977	14,786
Long-term accounts and notes receivables, net of allowances for doubtful accounts of $929 and $1,764	50,329	65,456
Property, plant and equipment, net	70,218	35,097
Leased gaming equipment, net	131,504	113,751
Goodwill	1,003,377	172,162
Intangible assets, net	508,245	25,076
Deferred income tax assets	3,892	17,944
Income tax receivable	457	1,837
Deferred cost of revenue	6,989	12,105
Other assets, net	56,389	27,974
Total assets	$2,518,811	$979,265
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,651	$25,863
Accrued and other liabilities	115,010	91,127
Jackpot liabilities	11,726	11,731
Deferred revenue	43,161	62,254
Income tax payable	5,554	11,345
Current maturities of long-term debt	38,465	24,615
Total current liabilities	251,567	226,935
Long-term debt, net of current maturities	1,886,953	580,000
Deferred revenue	20,209	23,696
Other income tax liability	10,355	12,658
Deferred income tax liabilities	110,899	171
Other liabilities	32,907	16,633
Total liabilities	2,312,890	860,093
Commitments and contingencies (Note 13)
Stockholders’ equity:
Common stock, $.10 par value; 100,000 shares authorized; 66,047 and 65,318 shares issued and 38,694 and 38,855 outstanding	6,595	6,523
Treasury stock at cost, 27,353 and 26,463 shares	(1,134,407)	(1,058,381)
Additional paid-in capital	593,427	535,759
Accumulated other comprehensive loss	(5,423)	(10,692)
Retained earnings	744,939	646,339
Total Bally Technologies, Inc. stockholders’ equity	205,131	119,548
Noncontrolling interests	790	(376)
Total stockholders’ equity	205,921	119,172
Total liabilities and stockholders’ equity	$2,518,811	$979,265

See accompanying notes to consolidated financial statements.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE YEARS ENDED JUNE 30, 2014

	2014	2013	2012
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$743,571	$592,061	$522,342
Product lease, operation and royalty	471,521	404,978	357,417
	1,215,092	997,039	879,759
Costs and expenses:
Cost of gaming equipment and systems(1)	298,297	228,805	226,636
Cost of product lease, operation and royalty(1)	152,979	122,188	99,680
Selling, general and administrative	343,152	276,685	255,043
Research and development costs	135,862	111,118	96,182
Depreciation and amortization	57,568	22,733	22,775
	987,858	761,529	700,316
Operating income	227,234	235,510	179,443
Other income (expense):
Interest income	8,911	5,328	5,221
Interest expense	(56,760)	(18,120)	(17,378)
Loss on extinguishment of debt	(7,346)	—	—
Other, net	(6,199)	(6,443)	(2,827)
Income from operations before income taxes	165,840	216,275	164,459
Income tax expense	(66,074)	(76,574)	(63,549)
Net income	99,766	139,701	100,910
Less net income (loss) attributable to noncontrolling interests	1,166	(1,743)	(238)
Net income attributable to Bally Technologies, Inc.	$98,600	$141,444	$101,148
Basic and diluted earnings per share attributable to Bally Technologies, Inc.:
Basic earnings per share	$2.56	$3.53	$2.35
Diluted earnings per share	$2.52	$3.45	$2.28
Weighted average shares outstanding:
Basic	38,489	40,120	42,985
Diluted	39,138	40,992	44,420

(1)                              Cost of gaming equipment and systems and product lease, operation and royalty exclude amortization related to intangible assets which are included in depreciation and amortization.

See accompanying notes to consolidated financial statements.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE YEARS ENDED JUNE 30, 2014

	2014	2013	2012
	(in 000s)
Net income	$99,766	$139,701	$100,910
Other comprehensive income (loss):
Foreign currency translation adjustment before income taxes	10,459	45	(3,959)
Income tax expense	(473)	—	—
Foreign currency translation adjustment	9,986	45	(3,959)
Unrealized gain (loss) on derivative financial instruments before income taxes	(7,257)	4,216	(9,930)
Income tax (expense) benefit	2,540	(1,476)	3,476
Unrealized gain (loss) on derivative financial instruments	(4,717)	2,740	(6,454)
Total other comprehensive income (loss), net of income taxes	5,269	2,785	(10,413)
Comprehensive income	105,035	142,486	90,497
Less: comprehensive income (loss) attributable to noncontrolling interests	1,166	(1,743)	(238)
Comprehensive income attributable to Bally Technologies, Inc.	$103,869	$144,229	$90,735

See accompanying notes to consolidated financial statements.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE THREE YEARS ENDED JUNE 30, 2014

						Accumulated
						Other
			Series E		Additional	Comprehensive			Total
	Common Stock		Special	Treasury	Paid-In	Income (Loss)	Retained	Noncontrolling	Stockholders’
	Shares	Dollars	Stock	Stock	Capital	(“OCI”)	Earnings	Interests	Equity
	(in 000s)
Balances at June 30, 2011	61,541	$6,149	$12	$(634,268)	$442,713	$(3,064)	$401,363	$1,687	$214,592
Net income (loss)	—	—	—	—	—	—	101,148	(238)	100,910
Foreign currency translation adjustment	—	—	—	—	—	(3,959)	—	—	(3,959)
Unrealized loss on derivative financial instruments, net of tax	—	—	—	—	—	(6,454)	—	—	(6,454)
Total comprehensive income	—	—	—	—	—	—	—	—	$90,497
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(82)	(82)
Cumulative effect of adoption of ASU 2010-16 for change in jackpot accounting	—	—	—	—	—	—	2,384	—	2,384
Issuance and receipt of restricted stock, ESPP shares, stock options and related tax and tax benefit	1,609	160	—	(1,720)	32,117	—	—	—	30,557
Purchase of common stock for treasury	—	—	—	(154,645)	—	—	—	—	(154,645)
Share-based compensation	—	—	—	—	14,172	—	—	—	14,172
Balances at June 30, 2012	63,150	$6,309	$12	$(790,633)	$489,002	$(13,477)	$504,895	$1,367	$197,475
Net income (loss)	—	—	—	—	—	—	141,444	(1,743)	139,701
Foreign currency translation adjustment	—	—	—	—	—	45	—	—	45
Unrealized loss on derivative financial instruments, net of tax	—	—	—	—	—	2,740	—	—	2,740
Total comprehensive income	—	—	—	—	—	—	—	—	$142,486
Purchase of Series E special stock	—	—	(12)	—	—	—	—	—	(12)
Issuance and receipt of restricted stock, ESPP shares, stock options and related tax and tax benefit	2,168	214	—	(10,099)	55,877	—	—	—	45,992
Accelerated share repurchase forward contract	—	—	—	22,500	(22,500)	—	—	—	—
Purchase of common stock for treasury	—	—	—	(280,149)	—	—	—	—	(280,149)
Share-based compensation	—	—	—	—	13,380	—	—	—	13,380
Balances at June 30, 2013	65,318	$6,523	$—	$(1,058,381)	$535,759	$(10,692)	$646,339	$(376)	$119,172
Net income	—	—	—	—	—	—	98,600	1,166	99,766
Foreign currency translation adjustment	—	—	—	—	—	9,986	—	—	9,986
Unrealized gain on derivative financial instruments, net of tax	—	—	—	—	—	(4,717)	—	—	(4,717)
Total comprehensive income	—	—	—	—	—	—	—	—	$105,035
Issuance and receipt of restricted stock, ESPP shares, stock options and related tax and tax benefit	729	72	—	(6,300)	21,155	—	—	—	14,927
Settlement of accelerated share repurchase forward contract	—	—	—	(22,500)	22,500	—	—	—	—
Purchase of common stock for treasury	—	—	—	(47,226)	—	—	—	—	(47,226)
Share-based compensation	—	—	—	—	14,013	—	—	—	14,013
Balances at June 30, 2014	66,047	$6,595	$—	$(1,134,407)	$593,427	$(5,423)	$744,939	$790	$205,921

See accompanying notes to consolidated financial statements.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE YEARS ENDED JUNE 30, 2014

	2014	2013	2012
	(in 000s)
Cash flows from operating activities:
Net income	$99,766	$139,701	$100,910
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of debt	7,346	—	—
Depreciation and amortization	133,690	88,272	81,453
Amortization of deferred debt issuance costs	5,053	1,810	1,807
Share-based compensation	14,013	13,380	14,172
Provision for doubtful accounts	3,819	11,173	9,863
Inventory write-downs	12,158	6,130	5,902
Income tax (benefit) expense	(16,099)	(6,723)	(5,986)
Excess tax benefit of stock option exercises	(5,106)	(18,899)	(5,523)
Other	3,065	2,333	3,949
Change in operating assets and liabilities:
Accounts and notes receivable	7,249	1,084	(35,934)
Inventories	(41,694)	(54,832)	(98,432)
Prepaid and refundable income tax and income tax payable	10,578	19,240	40,802
Other current assets and other assets	(4,116)	(83)	(7,111)
Accounts payable	7,036	(15,484)	(2,693)
Accrued liabilities and jackpot liabilities	(174)	5,374	15,376
Deferred revenue and deferred cost of revenue	(14,709)	12,896	12,428
Net cash provided by operating activities	221,875	205,372	130,983
Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,344,295)	—	(10,490)
Capital expenditures	(24,119)	(16,802)	(11,464)
Restricted cash and investments	(88,957)	(1,909)	(4,913)
Financing provided to customer	—	(1,228)	—
Payments received from development financing	3,000	223	—
Additions to other long-term assets	(10,817)	(1,932)	(8,331)
Net cash used in investing activities	(1,465,188)	(21,648)	(35,198)
Cash flows from financing activities:
Proceeds from revolving credit facility	660,000	100,000	41,000
Payments on revolving credit facility	(130,000)	(90,000)	(30,000)
Proceeds from long-term debt	1,100,000	100,000	—
Payments on long-term debt and capital leases	(302,041)	(16,964)	(15,040)
Capitalized debt issuance costs	(36,229)	(4,909)	—
Acquisition-related contingent consideration	(1,394)	(1,351)	—
Distributions to noncontrolling interests	—	—	(82)
Purchase of treasury stock and forward contract	(53,526)	(292,378)	(154,235)
Purchase of series E special stock	—	(12)	—
Excess tax benefit of stock option exercises	5,106	18,899	5,523
Proceeds from exercise of stock options and employee stock purchases	15,561	35,642	25,888
Net cash provided by (used in) financing activities	1,257,477	(151,073)	(126,946)
Effect of exchange rate changes on cash	55	(2,104)	(2,591)
Cash and cash equivalents:
Increase (decrease) for year	14,219	30,547	(33,752)
Balance, beginning of year	63,220	32,673	66,425
Balance, end of year	$77,439	$63,220	$32,673

See accompanying notes to consolidated financial statements.

The following supplemental information is related to the consolidated statements of cash flows:

	Year Ended June 30,
	2014	2013	2012
	(in 000s)
Cash paid for interest	$52,162	$16,124	$17,119
Cash paid for income taxes	71,136	63,693	29,297
Non-cash investing and financing transactions:
Transfer of inventory to leased gaming equipment(1)	65,171	74,840	104,512
Reclassify property, plant and equipment to inventory(1)	11,877	17,112	16,685
Liabilities assumed in acquisitions	—	—	5,395

(1)                                 As a result of the inability to separately identify the cash flows associated with the construction of leased gaming equipment, the Company has included all additions to leased gaming equipment as an increase in inventory under cash used in operating activities in the consolidated statement of cash flows. In addition, cash generated from the sale of used gaming equipment classified as leased gaming equipment is also included in cash provided by operating activities in the consolidated statement of cash flows. The Company has one process to procure raw materials for the assembly of both inventory and leased gaming equipment. The materials requisition planning process considers the number of devices the Company expects to build for sale and for use in its gaming operations during a particular period, but it does not separately earmark purchases for leased gaming equipment. Without such an earmarking process, the Company is unable to determine whether the parts used to construct leased gaming equipment during a particular period came from inventory on hand at the beginning of the period or was constructed from inventory procured during the period of deployment, thus requiring the expenditure of cash.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                                      DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

References to “we,” “our,” “us,” “Bally” or the “Company” refer to Bally Technologies, Inc. and its consolidated subsidiaries.

Bally, a Nevada corporation, is a diversified global gaming supplier that designs, manufactures, operates and distributes electronic gaming machines (“EGMs”), networked and casino-management systems and interactive applications, and table game products that drive revenue and provide operating efficiencies for gaming operators. The Company supplies innovative hardware and games, including spinning-reel and video gaming devices, specialty gaming devices, automatic card shufflers, proprietary table game content and wide- area progressive systems. The Company’s casino-management technology solutions allow its customers to more effectively manage their operations using our wide range of marketing, data management and analysis, accounting, player tracking, security and other software applications and tools. Under its business- to-business model, the Company supports customers that include traditional land-based, riverboat, and Native American casinos, interactive, video lottery and central determination markets.

Principles of presentation and consolidation

The accompanying consolidated financial statements include the accounts of Bally Technologies, Inc., and its subsidiaries, and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), include all adjustments necessary to fairly present the Company’s consolidated financial position, results of operations and cash flows for each period presented. All adjustments are of a normal, recurring nature. References to specific U.S. GAAP within this report cite topics within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

All material intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be predicted with certainty; accordingly, accounting estimates require the exercise of judgment. Actual results could differ from those estimates.

Business Combinations

The Company applies the provisions of ASC 805, Business Combinations, in the accounting for acquisitions. It requires the Company to recognize separately from goodwill the assets acquired and the liabilities assumed, at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. Significant estimates and assumptions are required to value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable. These estimates are inherently uncertain and subject to refinement and typically include the calculation of an appropriate discount rate and projection of the cash flows associated with each acquired asset. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. In addition, deferred tax assets, deferred tax liabilities, uncertain tax positions and tax related valuation allowances assumed in connection with a business combination are initially estimated as of the acquisition date. The Company reevaluates these items quarterly based upon facts and circumstances that existed as of the acquisition date and any adjustments to its preliminary estimates are recorded to goodwill if identified within the measurement period. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations.

Restructuring and acquisition-related costs

The Company recognizes a liability for restructuring and acquisition-related costs when the liability is incurred. Restructuring accruals are based upon management estimates at the time they are recorded. These estimates can change depending upon changes in facts and circumstances subsequent to the date the original liability was recorded. The components of restructuring charges are related primarily to executive transition costs, inventory and fixed assets write-offs and non-cancelable lease costs related to excess facilities of $8.4 million for fiscal year 2014 (none for fiscal years 2013 and 2012). Restructuring liabilities were immaterial as of June 30, 2014. Severance- related charges are accrued when it is determined that a liability has been incurred, which is generally when individuals have been notified of their termination dates and expected severance payments. Acquisition-related costs include financial advisory, legal and debt fees; accounting, consulting, and professional fees associated with due diligence, valuation and integration; severance; and adjustments related to step-up in inventory basis and amortization of purchased intangible assets.

Fair value of financial instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

All financial assets and liabilities are recognized or disclosed at fair value using a fair value hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There are three levels of inputs that may be used to measure fair value:

•                  Level 1: quoted prices in active markets for identical assets or liabilities;

•                  Level 2: inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

•                  Level 3: unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts reflected in the accompanying consolidated balance sheets for cash equivalents, accounts and notes receivable, investment securities to fund jackpot liabilities, accounts payable, jackpot liabilities and long-term debt approximate their respective fair values. Cash equivalents and investment securities to fund jackpot liabilities have Level 1 inputs with values based on quoted market prices. Accounts and notes receivable and jackpot liabilities have Level 3 inputs and were valued using Discounted Cash Flows (“DCF”) incorporating expected future payment timing and current borrowing rates. Long-term debt has Level 2 inputs and was valued using DCF incorporating expected future payment timing and current borrowing rates.

The Company transacts business in various foreign currencies and has international sales and expenses denominated in foreign currencies, subjecting the Company to foreign currency risk. The Company enters into foreign currency forward contracts, generally with maturities of twelve months or less, to hedge recognized foreign currency assets and liabilities to reduce the risk that earnings and cash flows will be adversely affected by changes in foreign currency exchange rates. The gains or losses resulting from changes in the fair value of these forward contracts, which are not designated as accounting hedges, are reported in other income (expense) in the consolidated statements of operations, and generally offset the gains and losses associated with the underlying foreign-currency-denominated balances, which are also reported in other income (expense).

As of June 30, 2014 and 2013:

•                  euro forward contracts for a total of $60.0 million and $33.0 million, respectively, or the notional equivalent of €44.0 million and €25.3 million, respectively, were outstanding;

•                  pound sterling forward contracts for a total of $9.4 million and $2.3 million, respectively, or the equivalent of £5.5 million and £1.5 million, respectively, were outstanding;

•                  Canadian dollar forward contracts for a total of $12.6 million and $-0- million, respectively, or the equivalent of C$13.5 million and C$-0- million, respectively, were outstanding; and

•                  Australian dollar forward contracts for a total of $44.8 million and $-0- million, respectively, or the equivalent of A$49.0 million and A$-0- million, respectively, were outstanding.

The Company may use interest rate derivatives to manage the interest expense generated by variable rate debt and foreign currency derivatives to manage foreign exchange risk. The interest rate derivatives are accounted for as cash flow hedges. The Company’s derivative financial instruments are measured at fair value on a recurring basis, and the balances were as follows:

	Fair Value Measurements Using Input Type
	Level 1	Level 2	Level 3
	(in 000s)
As of June 30, 2014:
Assets:
Other current assets:
Foreign currency derivative financial instrument	$—	$111	$—
Liabilities:
Accrued and other liabilities:
Foreign currency derivative financial instrument	$—	$498	$—
Interest rate derivative financial instruments	$—	$4,334	$—
Other liabilities:
Interest rate derivative financial instrument	$—	$12,540	$—

	Fair Value Measurements Using Input Type
	Level 1	Level 2	Level 3
	(in 000s)
As of June 30, 2013:
Assets:
Other current assets:
Foreign currency derivative financial instrument	$—	$397	$—
Liabilities:
Accrued and other liabilities:
Foreign currency derivative financial instrument	$—	$22	$—
Interest rate derivative financial instruments	$—	$4,689	$—
Other liabilities:
Interest rate derivative financial instrument	$—	$4,927	$—

The valuation techniques used to measure the fair value of the derivative financial instruments above in which the counterparties have high credit ratings, were derived from pricing models, such as discounted cash flow techniques, with all significant inputs derived from or corroborated by observable market data. The Company’s discounted cash flow techniques use observable market inputs, such as LIBOR-based yield curves and foreign currency forward rates. See Note 8 to the consolidated financial statements, Long-Term Debt.

Accounting for Derivative Instruments and Hedging Activity

The Company assesses, both at the inception of each designated hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items. The interest rate derivative instruments meet these requirements and are accounted for as cash flow hedges.

The impact of the cash flow hedge and non-designated foreign currency derivatives on the consolidated financial statements is depicted below:

	Amount of Loss Recognized in OCI on Derivative (Effective Portion)				Amount of Loss Reclassified From Accumulated OCI into Income (Effective Portion)
Cash Flow Hedging Derivative	Year Ended June 30, 2014	Year Ended June 30, 2013	Year Ended June 30, 2012	Location of Loss	Year Ended June 30, 2014	Year Ended June 30, 2013	Year Ended June 30, 2012
	(in 000s)				(in 000s)
Interest rate swap agreement	$(12,240)	$(921)	$(14,969)	Interest expense	$(4,982)	$(5,137)	$(5,039)

	Amount of Loss Recognized in Income on Derivative (Ineffective Portion)
Location of Loss	Year Ended June 30, 2014	Year Ended June 30, 2013	Year Ended June 30, 2012
	(in 000s)
Interest expense	$—	$(9)	$—

	Amount of Income (Loss) Recognized in Other Income (Expense)
Non-Designated Derivative	Year Ended June 30, 2014	Year Ended June 30, 2013	Year Ended June 30, 2012
	(in 000s)
Foreign Currency Forward Contract	$(2,530)	$(1,151)	$4,246

The pre-tax changes in other comprehensive income are as follows:

Interest Rate Derivative Financial Instrument OCI Rollforward:	Year Ended June 30, 2014	Year Ended June 30, 2013
	(in 000s)
Beginning balance	$(9,616)	$(13,832)
Amount recognized in OCI on derivative	(12,240)	(921)
Amount reclassified from OCI into income	4,982	5,137
Unrealized loss on derivative financial instruments	$(16,874)	$(9,616)

The following tables reconcile the net fair values of assets and liabilities, subject to offsetting arrangements that are recorded in the consolidated balance sheet:

	Offsetting of Derivative Assets
				Gross Amounts Not Offset in the Consolidated Balance Sheet
Description	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Assets Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Pledged	Net Amount
	(in 000s)
As of June 30, 2014:
Foreign currency derivative financial instrument	$111	$—	$111	$(111)	$—	$—
As of June 30, 2013:
Foreign currency derivative financial instrument	$397	$—	$397	$(22)	$—	$375

	Offsetting of Derivative Liabilities
				Gross Amounts Not Offset in the Consolidated Balance Sheet
Description	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Pledged	Net Amount
	(in 000s)
As of June 30, 2014:
Foreign currency derivative financial instruments	$(498)	$—	$(498)	$111	$—	$(387)
Interest rate derivative financial instrument	$(16,874)	$—	$(16,874)	$—	$—	$(16,874)
As of June 30, 2013:
Foreign currency derivative financial instruments	$(22)	$—	$(22)	$22	$—	$—
Interest rate derivative financial instrument	$(9,616)	$—	$(9,616)	$—	$—	$(9,616)

Cash and cash equivalents

Cash and cash equivalents consist of highly liquid debt instruments purchased with an original maturity of three months or less at the date of purchase and are carried at cost, which approximates fair value.

Restricted cash

The Company maintains jackpot funds totaling approximately $17.2 million and $12.9 million at June 30, 2014 and 2013, respectively, to ensure availability of funds to pay wide-area progressive jackpot awards.

Accounts and notes receivable and allowances for doubtful accounts

Accounts and notes receivable are stated at face value less an allowance for doubtful accounts. The Company generally grants customers credit terms for periods of 30 to 120 days, but may also grant extended payment terms to some customers for periods generally up to three years, with interest generally at market rates.

The Company evaluates the credit quality of its accounts and notes receivable and establishes an allowance for doubtful accounts based on a combination of factors including, but not limited to, customer collection experience, economic conditions, and the customer’s financial condition. In addition to specific account identification, which includes the review of any modifications of accounts and notes receivable, if applicable, the Company utilizes historic collection experience to establish an allowance for doubtful accounts. Receivables are written off only after the Company has exhausted all reasonable collection efforts.

Inventories

Inventories are stated at the lower of cost, determined on a first in, first out basis, or market. Cost elements included in work-in-process and finished goods include raw materials, direct labor and manufacturing overhead. Inventories consist of the following:

	June 30,
	2014	2013
	(in 000s)
Raw materials	$56,940	$42,464
Work-in-process	232	1,508
Finished goods	25,117	24,435
Total	$82,289	$68,407

The Company regularly reviews inventory quantities and updates estimates for the net realizable value of inventories to estimate potential excess or obsolete inventory. Our process includes examining the carrying values of new and used gaming devices, parts and ancillary equipment in comparison to the current fair market values for such equipment (less costs to sell or dispose). The determination of obsolete or excess inventory requires us to estimate the future demand for our products within specific time horizons, generally one year or less. Additional factors involved in this analysis include the overall levels of our inventories, the costs required to sell the products, including refurbishment costs, importation costs for international shipments, and the overall projected demand for products once the next generation of products are scheduled for release. Demand for parts inventory is also subject to technical obsolescence.

The Company recorded inventory write-downs totaling $12.2 million, $6.1 million and $5.9 million during the years ended June 30, 2014, 2013 and 2012, respectively.

Deferred revenue and deferred cost of revenue

Deferred revenue arises from the timing differences between the shipment or installation of gaming equipment and systems products and the satisfaction of all revenue recognition criteria consistent with the Company’s revenue recognition policy. Deferred cost of revenue consists of the direct costs associated with the manufacture of gaming equipment and systems products for which revenue has been deferred. Deferred revenue and deferred cost of revenue that are expected to be realized within one year are classified as current liabilities and current assets, respectively.

Restricted long-term cash and investments

The Company purchases U.S. Treasury Strip Securities for the benefit of jackpot winners who elect to receive annual or weekly installment payments. These securities are held to maturity and recorded at cost plus interest accretion to date. Such securities are included in restricted long-term investments in the consolidated balance sheets, and totaled $16.8 million and $14.8 million as of June 30, 2014 and 2013, respectively.

As of June 30, 2014, the Company had $77.2 million in cash which was restricted and held in escrow to fund the acquisition of Dragonplay Ltd. (“DragonPlay”) on July 1, 2014. See Note 17 to the consolidated financial statements, Subsequent Events.

Property, plant and equipment and leased gaming equipment

Property, plant and equipment is stated at cost and depreciated over the estimated useful lives or lease term, if less, using the straight line method as follows: buildings and improvements, five to forty years; furniture, fixtures and equipment, three to seven years; and leasehold improvements, the shorter of lease term or ten years. Leased gaming equipment is stated at cost and depreciated over the estimated useful lives ranging from one to five years. Depreciation and asset charges related to leased gaming equipment are recorded to cost of product lease, operation and royalty in the consolidated statements of operations.

Significant replacements and improvements are capitalized while other maintenance and repairs are expensed. The cost and accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts and any resulting gain or loss is credited or charged to income.

Depreciation and amortization expense

For the years ended June 30, 2014, 2013 and 2012, depreciation and amortization expense totaled $133.7 million, $88.3 million and $81.5 million, respectively. Of these amounts, $76.1 million, $65.6 million and $58.7 million of depreciation and amortization expense were included in cost of gaming equipment and systems and cost of product lease, operation and royalty in the consolidated statements of operations. Depreciation and amortization expense related to the Acquisition was $46.0 million in fiscal year 2014, of which $10.4 million was included in cost of product lease, operation and royalty in the consolidated statements of operations.

Impairment of long-lived assets and goodwill

The Company does not renew or extend the term of its intangible assets. The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or circumstances include, but are not limited to, a significant decrease in the fair value of the underlying business or market price of the long-lived asset, a significant adverse change in legal factors or business climate that could affect the value of a long-lived asset, or a current period operating or cash flow loss combined with a history of operating or cash flow losses. The

Company groups long-lived assets for impairment analysis at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of long-lived assets is measured by a comparison of the carrying amount of an asset to future, net cash flows expected to be generated by the asset, undiscounted and without interest. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Company reviews goodwill for impairment annually at the beginning of its fourth fiscal quarter, or whenever events or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The goodwill impairment analysis may start with an assessment of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, after assessing the qualitative factors, the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, or if it does not perform a qualitative assessment, it will perform a quantitative impairment analysis. The Company performs the quantitative impairment analysis of goodwill at a reporting unit level by comparing the fair value of a reporting unit with its carrying value, including goodwill. If the fair value is less than the carrying value, the impairment to be recognized is measured as the amount by which the carrying amount of the goodwill exceeds the fair value of the reporting unit goodwill.

During the years ended June 30, 2014, 2013 and 2012, no impairment charges related to long-lived assets or goodwill were recorded.

Jackpot liabilities

The Company recognizes jackpot expense, included in cost of product lease, operation and royalty, in the consolidated statements of operations, and a liability for jackpots incurred but not yet won in each jurisdiction based on the discounted net present value of the progressive meter liability. Jackpots are payable either in weekly or annual installments, or immediately in the case of instant win progressive jackpots. Winners may elect to receive a single payment for the present value of a jackpot discounted at applicable interest rates in lieu of annual installments. Interest rates used in the single payment calculation vary by jurisdiction and are impacted by market forces and other economic conditions. The long-term portion of jackpot liabilities was $12.6 million and $9.0 million in fiscal years 2014 and 2013, respectively, and are classified as other liabilities in the consolidated balance sheets.

Revenue recognition

The Company’s revenue recognition policy is to record revenue when all of the following criteria have been satisfied:

•                  Persuasive evidence of an arrangement exists;

•                  The price or fee to the customer is fixed or determinable;

•                  Collectability is reasonably assured; and

•                  Delivery has occurred.

Revenues are reported net of incentive rebates, discounts, sales taxes and all other items of a similar nature. For products sold under arrangements with extended payment terms the probability of collection is evaluated based on a review of the customer’s credit worthiness and a review of historic collection experience on contracts with extended payment terms. As a result of such review, the Company recognizes revenue on extended payment term arrangements when the Company has determined that collectability is reasonably assured and the fee is considered fixed and determinable.

Products placed with customers on a trial basis are recorded as revenue once the trial period has ended, the customer has accepted the games, and all other revenue recognition criteria have been satisfied. The Company’s standard sales contracts do not contain right of return provisions and the Company has not experienced significant sales returns. Therefore, the Company has not recorded an allowance for sales returns. Amounts billed to customers prior to completing the earnings process are deferred until the revenue recognition criteria are satisfied.

Product Lease, Operation and Royalty Revenue.  Product lease, operation and royalty revenue is earned from the renting or leasing of tangible products and the licensing of intangible products. Product lease and operation revenue is derived from gaming operations, including the operation of linked progressive systems, the rental of EGMs, game content and the related systems placed with customers, and the lease of table game products, including automatic card shufflers, deck checkers and roulette chip sorters. Product royalty revenue is derived from gaming operations and table game products, including the licensing of proprietary table game content. Product lease and operation revenue is earned and recognized based on a share of money wagered, a share of the net winnings, or on a fixed daily or monthly rate. The fee entitles the customer to full use of the gaming equipment and includes maintenance, licensing of the game content software and connection to a linked progressive system, where applicable. In certain markets, the Company also charges a daily system connection fee for the customer to connect to a central determination system and/or back-office system. The Company does not consider these arrangements to have multiple revenue-generating activities as the services offered are a comprehensive solution in exchange for a fee and all of the products and services are delivered simultaneously. Product royalty revenue from table game products, including the licensing of proprietary table game content, is earned based on a fixed monthly rate. Product lease, operation and royalty revenue is recognized under general revenue recognition guidance as the deliverables provide the customer with rights to use tangible gaming devices and software that is essential to the functionality of the gaming devices.

Gaming Equipment and Systems Revenue

Gaming Equipment Revenue.  Gaming Equipment revenue is generated from the sale of EGMs, including up-front licensing rights to game content, table game products, including the sale of lifetime licenses to the Company’s proprietary table games, and parts and other ancillary equipment. Arrangements may also include sales of game content conversion kits that enable customers to replace game content without purchasing a new EGM. The recognition of revenue from product sales occurs as title and risk of loss have passed to the customer and all other revenue recognition criteria have been satisfied. Revenue is recorded for the sale of lifetime licenses, under which the Company has no continuing obligation, on the effective date of the license.

As the combination of game content software and the tangible EGMs and table game products function together to deliver the product’s essential functionality, revenue from the sale of EGMs and table game products is recognized under general revenue recognition guidance. Game content conversion kits are considered software deliverables and are recognized in accordance with software revenue recognition guidance.

Casino-Management Systems Revenue.  Systems revenue arrangements generally include a combination of casino-management systems software licenses, systems-based hardware products, maintenance and product support fees and professional services. The primary function of casino-management systems software licensed by the Company is aiding customers in more effectively running their businesses with marketing, data management and analysis, accounting, player tracking and security features.

Revenue for casino-management systems software and maintenance and product support fees is recognized under software revenue recognition guidance. Although the casino-management systems software and certain systems-based hardware products function together, the functionality of casino-management systems software is primarily derived from the software. The casino-management systems software is not essential to the functionality of the systems-based hardware products.

The Company licenses casino-management systems software on a perpetual basis or under time-based licenses. Revenue from perpetual license software is recognized at the inception of the license term provided all revenue recognition criteria have been satisfied. Revenue from maintenance and product support fees sold with perpetual licenses is recognized over the term of the support period. The Company’s time-based licenses are generally for twelve month terms and are bundled with software maintenance and product support fees. All revenue from such arrangements is recognized over the term of the license.

Systems-based hardware products include embedded software that is essential to the functionality of the hardware. Accordingly, revenue related to all systems-based hardware sales and related maintenance and product support fees are recognized under general revenue recognition guidance. Revenue from the sale of systems-based hardware is generally recognized upon delivery when title and risk of loss have passed to the customer and all other revenue recognition criteria are satisfied. However, in the case of arrangements involving a systems installation, revenue on the systems-based hardware is generally not recognized until the system has been installed and the customer has accepted the system. Hardware maintenance and product support fees are recognized on a straight-line basis over the term of the support period which is generally twelve months.

Software maintenance and product support provides customers with rights to unspecified software product upgrades, maintenance and patches released during the term of the support period. The Company’s software maintenance and product support arrangements are generally for twelve month periods. Software maintenance and product support is recognized on a straight-line basis over the term of the support period.

Multiple Element Arrangements.  The Company enters into revenue arrangements that may consist of multiple deliverables of its products and services. For example, customers may enter into arrangements with the Company for the implementation of casino-management systems, which will generally include a combination of casino-management systems software licenses, systems- based hardware products, maintenance and product support fees, and professional services. Certain gaming equipment arrangements may also include the sale of gaming devices and game content conversion kits.

Revenue arrangements with multiple deliverables are allocated to separate units of accounting if the deliverables meet both of the following criteria:

•                  The delivered items have value to the customer on a stand-alone basis. The items have value on a stand-alone basis if they are sold separately by any vendor or the customer could resell the delivered items on a stand-alone basis; and

•                  If the arrangement includes a general right of return relative to the delivered items, delivery or performance of the undelivered items is considered probable and substantially in the control of the Company.

At the inception of a multiple element arrangement, fees under the arrangement are allocated to the non-software deliverables and to the software deliverables as a group based on their relative selling price. Software deliverables are further subject to separation and allocation based on software revenue recognition guidance as described in the following paragraph. When applying the relative selling price method, a hierarchy is used for estimating the selling price based first on vendor-specific objective evidence (“VSOE”), then third-party evidence (“TPE”) and finally management’s estimate of the selling price (“ESP”). Revenue for each unit of accounting is recognized when the relevant recognition criteria for each respective element has been met.

In allocating arrangement fees under the relative selling price hierarchy, the Company uses VSOE for all products that have been sold on a stand-alone basis. As TPE is generally not available, the Company uses ESP for products that are not sold on a stand-alone basis and for recently introduced products that are sold on a stand-alone basis but for which a history of stand-alone sales has not yet been developed. Following these guidelines, the Company uses either VSOE or ESP for EGMs, table game products, systems-based hardware products, maintenance and product support fees associated with perpetual licenses and professional services; and ESP for perpetual and time-based software licenses and maintenance and product support fees associated with time-based licenses.

The Company uses the residual method to recognize revenue allocated to software deliverables. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element and is recognized as revenue. In arrangements in which the Company does not have VSOE of fair value of all undelivered software elements, revenue is deferred until delivery occurs or VSOE of fair value has been established for any remaining undelivered software elements. In the event the only undelivered software element is maintenance and product support for which VSOE of fair value does not exist, the revenue is recognized ratably over the maintenance and product support period.

The establishment of VSOE requires judgment as to whether there is a sufficient quantity of items sold on a stand-alone basis or substantive PCS contract renewals and whether the prices or PCS renewal rates demonstrate an appropriate level of concentration to conclude that VSOE exists. In determining ESP, management considers a variety of information including historic pricing and discounting practices, competitive market activity, internal costs, and the pricing and discounting practices of products sold in similar arrangements.

Advertising costs

The Company expenses advertising costs as incurred, which totaled $11.3 million, $10.0 million and $9.3 million for the years ended June 30, 2014, 2013 and 2012, respectively.

Warranty and product indemnifications

Gaming devices are typically sold with a parts, labor, and performance warranty/guarantee for new gaming devices and Utility products for a period ranging from 90 days to 12 months depending on the product and market in which it is sold, and certain sales agreements include third-party indemnifications for intellectual property infringement. Warranty expense is calculated using historical experience, and totaled $7.0 million, $3.6 million and $4.1 million for the years ended June 30, 2014, 2013 and 2012, respectively, and no costs have been incurred or accrued related to indemnities.

Research and development

Research and development expenses related to product development are expensed until technological feasibility has been established. Employee related costs associated with product development are included in R&D costs. The Company has determined that technological feasibility is not established for its products until completion of the regulatory approval process. As this process is completed shortly before the products are made available to customers, any development costs incurred after the establishment of technological feasibility are typically not significant and expensed as incurred.

Income taxes

The Company conducts business globally and is subject to income taxes in U.S. federal, state, local, and foreign jurisdictions. Determination of the appropriate amount and classification of income taxes depends on several factors, including estimates of the timing and probability of realization of deferred income taxes, reserves for uncertain income tax positions and income tax payment timing.

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Taxes on income of the Company’s foreign subsidiaries are provided at the tax rates applicable to the tax jurisdictions in which they are located.

The Company recognizes tax benefits from an uncertain position only if it is more likely than not that the position will be sustained upon examination by taxing authorities based on the technical merits of the issue. The amount recognized is the largest benefit that the Company believes has greater than a 50% likelihood of being realized upon settlement. The Company recognizes interest and penalties related to uncertain tax positions as tax expense.

The Company records a valuation allowance to reduce net deferred tax assets to the amount more likely than not to be realizable. In doing so, the Company considers all available positive and negative evidence, including the existence of sufficient taxable income within the carryback or carryforward period available under the tax law including the future reversal of existing temporary differences and tax planning strategies that would, if necessary, be implemented.

Share-based compensation

The Company accounts for share-based compensation based on the calculated fair value of the award measured on the grant date, which is recognized, net of estimated forfeitures, as an expense over the employee’s requisite service period. The Company classifies share-based compensation expense in the same financial statement line as cash compensation, including cost of gaming equipment and systems, cost of product lease, operation and royalty, research and development costs, and selling, general and administrative expenses.

The excess tax benefit from stock option exercises and tax deductions in excess of compensation cost recognized are classified as a financing activity in the statement of cash flows.

Foreign currency translation

The functional currency of the Company’s foreign subsidiaries is typically their local currency. Assets and liabilities of foreign operations are translated into U.S. dollars at the rate of exchange at the end of the period, and the income and expense accounts are translated at the average rate of exchange for the period. Translation adjustments are reflected as accumulated other comprehensive income within stockholders’ equity. Intercompany trade balances, which the Company anticipates settling in the foreseeable future, result in foreign currency gains and losses which are included in other expenses in the consolidated statements of operations. Gains and losses on foreign currency transactions are included in the consolidated statements of operations.

Recently adopted accounting pronouncements

On July 1, 2013, the Company adopted new accounting guidance for disclosures about offsetting assets and liabilities which requires an entity to disclose both gross and net information about derivatives, repurchase and reverse repurchase agreements, securities borrowings and lending transactions eligible for offset in the statement of financial position. This information is intended to enable users of the financial statements to understand the effect of these arrangements on the Company’s financial position. The adoption of this guidance did not have a significant impact on the Company’s consolidated results of operations, financial condition and cash flows.

On July 1, 2013, the Company adopted new accounting guidance to improve the reporting of reclassifications out of accumulated other comprehensive income (“AOCI”). Under the guidance, an entity is required to provide information about the amounts reclassified out of AOCI by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. The guidance did not change the requirements for reporting net income or other comprehensive income in the financial statements. The adoption of this guidance did not have a significant impact on the Company’s consolidated results of operations, financial condition and cash flows.

Recently issued accounting pronouncements not yet adopted

In February 2013, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, including debt arrangements, other contractual obligations, and settled litigation and judicial rulings. The new guidance will be effective prospectively for the Company in its fiscal year 2015 first quarter and is not expected to have a significant impact on its consolidated results of operations, financial condition and cash flows.

In March 2013, the FASB issued new accounting guidance requiring the release of cumulative translation adjustment into net income when an entity either sells a part or all of its investment in or no longer holds a controlling financial interest in a foreign entity. The new guidance will be effective prospectively for the Company in its fiscal year 2015 first quarter and is not expected to have a significant impact on its consolidated results of operations, financial condition and cash flows.

In April 2014, the FASB issued new accounting guidance that changes the threshold for reporting discontinued operations and adds new disclosures. The new guidance defines a discontinued operation as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has, or will have, a major effect on an entity’s operations and financial results. The guidance applies prospectively to new disposals and new classifications of disposal groups as held for sale and will be effective for the Company in its fiscal year 2015 first quarter. The guidance may impact the Company’s reporting and disclosures if it disposes of a component after the effective date.

In May 2014, the FASB issued a comprehensive new revenue recognition standard that will supersede virtually all existing revenue guidance. Under the new standard, revenue will be recognized when control of the promised goods or services is transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services. The standard creates a five-step model that will generally require companies to use more judgment and make more estimates than under current guidance when considering the terms of contracts along with all relevant facts and circumstances. These include the identification of customer contracts and separating performance obligations, the determination of transaction price that potentially includes an estimate of variable consideration, allocating the transaction price to each separate performance obligation, and recognizing revenue in line with the pattern of transfer. The standard also requires extensive additional disclosures to provide greater insight into revenues recognized and deferred, including quantitative and qualitative information about significant judgments and changes in those judgments made to determine the timing and amount of revenues recognized.

The standard will be effective for the Company in its fiscal year 2018 first quarter. The standard allows for adoption under either “full retrospective” in which prior periods presented are recast under the new guidance or “modified retrospective” in which it would be applied only to the most current period presented along with a cumulative-effect adjustment at the date of adoption. The Company is currently evaluating the impact that this standard will have on our financial statements.

The Company believes there is no additional new accounting guidance adopted but not yet effective that is relevant to the readers of our financial statements. However, there are numerous new proposals under development which, if and when enacted, may have a significant impact on its financial reporting.

2.                                      BUSINESS COMBINATION

On November 25, 2013, the Company completed the acquisition of 100% of the outstanding common stock of SHFL entertainment, Inc. (“SHFL”) for total purchase consideration of $1.38 billion (the “Acquisition”). The Acquisition was funded primarily from proceeds of a new Term Loan B and borrowings from its existing Revolving Credit Facility (see Note 8 to the consolidated financial statements, Long-Term Debt). The Acquisition has provided the Company with a more diversified suite of products and is anticipated to increase its product development talent. Additionally, the Acquisition is expected to achieve synergies, including, but not limited to, cost savings from economies of scale, more efficient supply chain and distribution channels and the acceleration of revenue through greater access to international markets.

The total purchase consideration for SHFL was as follows:

(in 000s)
Total purchase price for SHFL common stock (56,626 shares at $23.25 per share)	$1,316,554
Payments in respect of SHFL stock options, restricted shares, restricted share units and restricted share performance units	46,099
Repayments of SHFL debt and other obligations	19,752
Total purchase consideration	$1,382,405

The Acquisition was accounted for using the acquisition method of accounting, which requires, among other things, the assets acquired and liabilities assumed be recognized at their respective fair values as of the acquisition date. The excess of the purchase price over those fair values was recorded as goodwill, none of which is deductible for tax purposes. The goodwill recognized is attributable primarily to expected synergies and the assembled workforce of SHFL.

The information below reflects preliminary allocation of the purchase price based on assumptions and estimates related to fair value that are subject to change as additional information may become available during the respective measurement periods (up to one year from the acquisition date). In particular, the Company is still evaluating the fair value of certain tangible and intangible assets and finalizing the accounting for income taxes. During the quarter ended June 30, 2014, immaterial adjustments were made to the purchase price allocation, which impacted goodwill, current assets, and deferred tax balances as well as the classification of certain elements of property, plant and equipment.

(in 000s)
Current assets	$172,217
Property, plant and equipment	31,409
Leased gaming equipment	34,647
Goodwill	824,185
Purchased intangible assets	510,627
Other assets	10,662
Total assets	1,583,747
Current liabilities	37,977
Deferred income tax liabilities	160,309
Other long-term liabilities	3,056
Total liabilities	201,342
Net assets acquired	$1,382,405

Receivables acquired of $63.9 million (including approximately $16.1 million of trade receivables with contract terms greater than one year and $4.3 million of lease receivables) were valued at their fair value utilizing Level 3 inputs, which fair value approximates the gross contractual amounts receivable.

Inventory acquired totaling $41.0 million was valued at fair value utilizing Level 2 inputs based on model-based valuations for which all significant inputs and value drivers are observable.

The following table summarizes acquired tangible and intangible assets. These values are preliminary and may change as the purchase price allocation is finalized.

	Useful Life (Years)	Estimated Fair Value
		(in 000s)
Property, plant and equipment
Land	Indefinite	$4,673
Buildings and leasehold improvements	5 - 40	17,750
Furniture, fixtures and equipment	3 - 7	8,986
Property, plant and equipment		$31,409
Leased gaming equipment
Leased gaming equipment	3 - 5	$34,647

The fair value of property, plant and equipment and leased gaming equipment was determined using market data for similar assets (Level 2).

	Useful Life (Years)	Estimated Fair Value
		(in 000s)
Purchased intangible assets
Computer Software	2 - 3	$2,669
License Rights	12	1,958
Core technology and content(1)	4 - 18	456,000
Customer relationships	7	43,000
Trademark	5	7,000
Intangible assets		$510,627

(1)                                 Includes $46 million of in-process research and development (“IPR&D”) assets that are not yet subject to amortization until they reach commercial feasibility.

Included in core technology and content above, EGMs and table game products content and IPR&D assets were valued using the multi-period excess earnings method, a form of the income approach (Level 3). This method calculates the value based on the risk-adjusted present value of the cash flows specific to the content and products, allowing for a reasonable return. The discount rates utilized to estimate the fair value of these intangible assets ranged from 8.5% to 11.0%.

Trademark and core technology for the EGM and Electronic Table System (“ETS”) operating systems, and table game products were valued using the relief-from-royalty method, a form of the income approach (Level 3). The relief-from-royalty method estimates the cost savings that accrue to the owner of an intangible asset that would otherwise be payable as royalties or license fees on revenues earned through the use of the asset. The royalty rate is based on an analysis of empirical, market-derived royalty rate for similar assets. The royalty rates and discount rates utilized to estimate the fair value of these intangible assets ranged from 3% to 15%, and 9.5% to 15%, respectively.

The customer relationships were valued using a with-or-without method, a form of the income approach (Level 3). In this method, fair value is measured by the lost profits associated with the period of time necessary to reacquire the customers. The method involves a comparison of the cash flows assuming as if the customer relationships were in place versus as if the customer relationships were to be created “from scratch”. Cash flows attributable to the customer relationships were discounted at a rate of 10.5%.

The following table includes the financial results for SHFL included in the consolidated statements of operations since the acquisition date of November 25, 2013:

Year Ended June 30, 2014
Revenue	$186,374
Net Income(1)	$12,597

(1)                                 Includes acquisition-related costs of $15.1 million.

The following table includes unaudited pro forma consolidated financial information assuming the Acquisition occurred as of July 1, 2012. The pro forma financial information is for information purposes only and does not necessarily represent the results that may occur in the future. The pro forma amounts include the historical operating results of the Company and SHFL prior to the Acquisition, with adjustments directly attributable to the Acquisition. The pro forma results include increases to depreciation and amortization expense based on the purchased intangible assets and the step-up in basis associated with tangible assets acquired, increases to cost of gaming equipment and systems related to the step-up in basis associated with inventory as well as increases to interest expense, related to debt issued to fund the Acquisition.

Also reflected in the year ended June 30, 2013 are adjustments for the impact of acquisition-related costs of $49.8 million; $46.8 million of which have been removed from the year ended June 30, 2014. All adjustments utilize an effective tax rate of 35.5%.

The pro forma amounts exclude $17.4 million of one-time costs primarily related to SHFL’s financial advisory and legal fees and $12.0 million in stock-based compensation associated with the acceleration of vesting of share based awards upon the change in control.

	Year Ended June 30,
	2014	2013
Revenues	$1,338,442	$1,279,863
Net income attributable to Bally Technologies, Inc.	$117,622	$78,381
Basic earnings per share	$3.06	$1.95
Diluted earnings per share	$3.01	$1.91

3.                                      EARNINGS PER SHARE

Basic earnings per share are computed by dividing earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflect the additional dilution from all potentially dilutive securities. The following computation of basic and diluted earnings per share applicable to the Company’s common stock is as follows:

	Year Ended June 30,
	2014	2013	2012
	(in 000s, except per share amounts)
Net income attributable to Bally Technologies, Inc.	$98,600	$141,444	$101,148
Weighted average shares outstanding	38,489	40,120	42,985
Dilutive effect of:
Stock options, Restricted Stock Units (“RSU”) and restricted stock	649	872	1,435
Weighted average diluted shares outstanding	39,138	40,992	44,420
Basic and diluted earnings per share attributable to Bally Technologies, Inc.:
Basic earnings per share	$2.56	$3.53	$2.35
Diluted earnings per share	$2.52	$3.45	$2.28

Certain securities were excluded from the diluted per share calculation because their inclusion would be anti-dilutive. Such securities consist of the following:

	Year Ended June 30,
	2014	2013	2012
	(in 000s)
Stock options, RSU and restricted stock	—	70	574

4.                                      ACCOUNTS AND NOTES RECEIVABLE AND ALLOWANCES FOR DOUBTFUL ACCOUNTS

The Company has one portfolio segment, the gaming industry customer, and four classes of receivables including its trade receivables with a contract term less than one year, trade receivables with a contract term greater than one year, sales-type leasing arrangements, and notes receivable, which are related to development financing loans. Trade receivables with contract terms greater than one year relate to the sale of gaming equipment and systems transactions, and are generally collateralized by the related equipment sold, although the value of such equipment, if repossessed, may be less than the receivable balance outstanding. Sales-type leasing arrangements relate to gaming equipment and include options to purchase the gaming equipment at the end of the lease term at established prices. Customers with sales-type leasing arrangements typically have a long-standing credit history with the Company.

On November 25, 2013, the Company completed the Acquisition (see Note 2 to the consolidated financial statements, Business Combination). As of June 30, 2014, there were $60.8 million in net current receivables and $7.7 million in net long-term accounts receivable related to SHFL.

The Company’s accounts and notes receivable were as follows:

	Accounts and Notes Receivable as of June 30, 2014			Accounts and Notes Receivable as of June 30, 2013
	Ending Balance	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment	Ending Balance	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment
	(in 000s)
Contract term less than one year:
Trade and other receivables, current	$224,580	$8,963	$215,617	$170,598	$1,589	$169,009
Contract term greater than one year:
Trade receivables, current	90,663	72,685	17,978	82,600	63,193	19,407
Trade receivables, noncurrent	26,688	9,469	17,219	40,178	17,961	22,217
	117,351	82,154	35,197	122,778	81,154	41,624
Lease receivables, current	7,965	7,965	—	6,701	6,701	—
Lease receivables, noncurrent	12,403	12,403	—	9,928	9,928	—
	20,368	20,368	—	16,629	16,629	—
Notes receivable, current	5,717	5,717	—	3,411	3,411	—
Notes receivable, noncurrent	12,167	12,167	—	17,114	17,114	—
	17,884	17,884	—	20,525	20,525	—
Total current	328,925	95,330	233,595	263,310	74,894	188,416
Total noncurrent	51,258	34,039	17,219	67,220	45,003	22,217
Total	$380,183	$129,369	$250,814	$330,530	$119,897	$210,633

The activity related to the allowance for doubtful accounts for the year ended June 30, 2014 is summarized below:

	Allowance for Doubtful Accounts
	Beginning Balance as of June 30, 2013	Charge- offs	Recoveries	Provision	Ending Balance as of June 30, 2014	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment
	(in 000s)
Contract term less than one year:
Trade and other receivables, current	$(4,505)	$570	$91	$(1,127)	$(4,971)	$(2,815)	$(2,156)
Contract term greater than one year:
Trade receivables, current	(10,308)	74	1,597	(1,198)	(9,835)	(7,955)	(1,880)
Trade receivables, noncurrent	(1,764)	597	1,732	(1,494)	(929)	—	(929)
	(12,072)	671	3,329	(2,692)	(10,764)	(7,955)	(2,809)
Lease receivables, current	—	—	—	—	—	—	—
Lease receivables, noncurrent	—	—	—	—	—	—	—
	—	—	—	—	—	—	—
Notes receivable, current	—	—	—	—	—	—	—
Notes receivable, noncurrent	—	—	—	—	—	—	—
	—	—	—	—	—	—	—
Total current	(14,813)	644	1,688	(2,325)	(14,806)	(10,770)	(4,036)
Total noncurrent	(1,764)	597	1,732	(1,494)	(929)	—	(929)
Total	$(16,577)	$1,241	$3,420	$(3,819)	$(15,735)	$(10,770)	$(4,965)

The activity related to the allowance for doubtful accounts for the year ended June 30, 2013 is summarized below:

	Allowance for Doubtful Accounts
	Beginning Balance as of June 30, 2012	Charge- offs	Recoveries	Provision	Ending Balance as of June 30, 2013	Ending Balance Individually Evaluated for Impairment	Ending Balance Collectively Evaluated for Impairment
	(in 000s)
Contract term less than one year:
Trade and other receivables, current	$(6,138)	$1,449	$—	$184	$(4,505)	$(1,445)	$(3,060)
Contract term greater than one year:
Trade receivables, current	(7,935)	3,973	822	(7,168)	(10,308)	(8,101)	(2,207)
Trade receivables, noncurrent	(1,279)	2,598	—	(3,083)	(1,764)	—	(1,764)
	(9,214)	6,571	822	(10,251)	(12,072)	(8,101)	(3,971)
Lease receivables, current	—	—	—	—	—	—	—
Lease receivables, noncurrent	—	—	—	—	—	—	—
	—	—	—	—	—	—	—
Notes receivable, current	—	—	—	—	—	—	—
Notes receivable, noncurrent	(1,750)	2,856	—	(1,106)	—	—	—
	(1,750)	2,856	—	(1,106)	—	—	—
Total current	(14,073)	5,422	822	(6,984)	(14,813)	(9,546)	(5,267)
Total noncurrent	(3,029)	5,454	—	(4,189)	(1,764)	—	(1,764)
Total	$(17,102)	$10,876	$822	$(11,173)	$(16,577)	$(9,546)	$(7,031)

Gaming is a highly regulated industry requiring customers to obtain a gaming operator’s license and verify with the applicable regulatory agency that they have the financial resources to operate a gaming establishment. Many of the Company’s customers, including new casinos that have opened in recent years, are owned by existing multi-property customers that have established a favorable payment history with the Company. Customer accounts typically include a mix of trade receivables balances with terms for periods of 30 to 120 days and financing receivables resulting from extended payment terms.

The Company monitors the credit quality of its accounts receivable by reviewing an aging of customer invoices. Invoices are considered past due if a scheduled payment is not received within agreed upon terms. The Company’s notes receivable are reviewed quarterly, at a minimum, for impairment. The Company also reviews a variety of other relevant qualitative information such as collection experience, economic conditions and specific customer financial conditions to evaluate credit risk in recording the allowance for doubtful accounts or as an indicator of an impaired loan.

The Company accrues interest, if applicable, on its accounts and notes receivables pursuant to the terms of the agreement. Interest is not accrued on past due accounts and notes receivable, or individual amounts that the Company has determined and specifically identified as not collectible.

The following summarizes the aging of past due receivables, excluding trade accounts receivable with a contract term less than one year, as of June 30, 2014:

	1 to 90 Days Past Due	91 to 180 Days Past Due	181 + Days Past Due	Total Past Due	Current	Total Receivable	Recorded Investment in Receivables on Nonaccrual Status	Recorded Investment 90 Days and Accruing
	(in 000s)
Trade receivables	$7,862	$2,178	$8,102	$18,142	$99,209	$117,351	$18,142	$—
Lease receivables	—	—	—	—	20,368	20,368	—	—
Notes receivable	—	—	—	—	17,884	17,884	—	—
Total	$7,862	$2,178	$8,102	$18,142	$137,461	$155,603	$18,142	$—

The following summarizes the aging of past due receivables, excluding trade accounts receivable with a contract term less than one year, as of June 30, 2013:

	1 to 90 Days Past Due	91 to 180 Days Past Due	181 + Days Past Due	Total Past Due	Current	Total Receivable	Recorded Investment in Receivables on Nonaccrual Status	Recorded Investment 90 Days and Accruing
	(in 000s)
Trade receivables	$9,636	$2,851	$6,869	$19,356	$103,422	$122,778	$19,356	$—
Lease receivables	—	—	—	—	16,629	16,629	—	—
Notes receivable	—	—	—	—	20,525	20,525	—	—
Total	$9,636	$2,851	$6,869	$19,356	$140,576	$159,932	$19,356	$—

The aging of customer invoices and note balances are based on contractually agreed upon payment terms, which in certain rare circumstances have been modified from the original financing terms. The modification of original financing terms are infrequent and generally do not represent a concession as they result only in a delay of payment that is typically insignificant to total trade, lease and notes receivable balances.

The Company has provided development financing to certain customers in the form of notes receivable. There were no significant modifications of notes receivable during the periods presented.

Impairment is recognized when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of a note arrangement. There were no recorded investments in impaired loans as of June 30, 2014 and 2013.

The fair value of accounts and notes receivable, net, is estimated by discounting expected future cash flows using current interest rates at which similar loans would be made to borrowers, with similar credit ratings and remaining maturities. As of June 30, 2014 and 2013, the fair value of the accounts and notes receivable, net, approximated the carrying value.

5.                                      PROPERTY, PLANT AND EQUIPMENT AND LEASED GAMING EQUIPMENT

	June 30,
	2014	2013
	(in 000s)
Land and land improvements	$11,824	$1,975
Buildings and leasehold improvements	46,270	29,582
Gaming equipment	33,778	30,552
Furniture, fixtures and equipment	52,504	33,544
Less accumulated depreciation	(74,158)	(60,556)
Property, plant and equipment, net	$70,218	$35,097
Leased gaming equipment	$379,590	$323,431
Less accumulated depreciation	(248,086)	(209,680)
Leased gaming equipment, net	$131,504	$113,751

6.                                      GOODWILL AND INTANGIBLE ASSETS

Goodwill

On November 25, 2013, the Company completed the Acquisition (see Note 2 to the consolidated financial statements, Business Combination). The changes in the carrying amount of goodwill for the fiscal years ended June 30, 2014 and 2013, are as follows:

(in 000s)
Balance as of June 30, 2012	$171,971
Foreign currency translation adjustment	191
Balance as of June 30, 2013	172,162
Acquisition of SHFL	824,185
Foreign currency translation adjustment	7,030
Balance as of June 30, 2014	$1,003,377

Intangible assets

		June 30, 2014			June 30, 2013
	Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(dollars in 000s)
Computer software	2 - 5	$51,392	$(39,229)	$12,163	$39,484	$(35,796)	$3,688
License rights	3 - 13	16,108	(10,921)	5,187	12,819	(7,215)	5,604
Trademarks	5 - 10	9,430	(3,104)	6,326	2,430	(2,239)	191
Core technology and content	4 - 18(1)	487,473	(51,790)	435,683	27,063	(21,887)	5,176
Customer relationships	7	43,572	(3,737)	39,835	—	—	—
Contracts	2 - 10	10,943	(10,651)	292	10,943	(9,766)	1,177
Other intangibles	3 - 5	2,187	(928)	1,259	2,548	(808)	1,740
Total finite-lived intangible assets		$621,105	$(120,360)	$500,745	$95,287	$(77,711)	$17,576
Trademark	indefinite	7,500	—	7,500	7,500	—	7,500
Total		$628,605	$(120,360)	$508,245	$102,787	$(77,711)	$25,076

(1)                                 Includes $46 million of in-process research and development assets that are not yet subject to amortization until they reach commercial feasibility.

At June 30, 2014, there was $482.7 million in net intangible assets related to SHFL.

Finite-lived intangible assets are amortized on a straight-line method. Total amortization expense related to finite-lived intangible assets totaled $42.2 million, $10.9 million and $9.8 million for the years ended June 30, 2014, 2013 and 2012, respectively, which included computer software amortization expense of $3.0 million, $2.1 million and $2.3 million, respectively.

During the year ended June 30, 2013, contract rights of approximately $4.6 million associated with HBG Connex S.P.A. (“HBG”) were derecognized in conjunction with the settlement agreement (see Note 13 to consolidated financial statements, Commitments and Contingencies).

The weighted average life of the Company’s total finite-lived intangible assets is 9.5 years, which includes average lives of 10.1 years for core technology and content and 6.4 years for customer relationships. The Company’s indefinite-lived intangible asset of approximately $7.5 million was for one-time consideration given for a perpetual, worldwide license for the use of the Bally trademark in connection with the Company’s business.

Future amortization of finite-lived intangible assets is scheduled as follows:

Year Ended June 30,	(in 000s)
2015	$64,273
2016	64,454
2017	62,342
2018	60,295
2019	48,650
Thereafter	200,731
Total	$500,745

7.                                      ACCRUED AND OTHER LIABILITIES

	June 30,
	2014	2013
	(in 000s)
Payroll and related costs	$55,402	$39,077
Legal, professional and consulting costs	9,010	9,948
Customer deposits	8,968	9,430
Royalties	5,694	4,919
Regulatory approval costs	2,738	2,922

	June 30,
	2014	2013
	(in 000s)
Sales, use and gaming taxes	6,412	3,957
Interest rate derivative financial instruments	4,334	4,689
Foreign currency derivative financial instrument	498	22
Other	21,954	16,163
Total accrued and other liabilities	$115,010	$91,127

8.                                      LONG-TERM DEBT

	June 30,
	2014	2013
	(in 000s)
Revolving credit facility	$770,000	$240,000
Term loan A	340,000	364,375
Term loan B, net of discounts of $7,189 and —, respectively	815,239	—
Other, generally unsecured	179	240
Long-term debt	1,925,418	604,615
Less current maturities	(38,465)	(24,615)
Long-term debt, net of current maturities	$1,886,953	$580,000

As of June 30, 2014 and 2013, there was approximately $300 million and $460 million, respectively, of undrawn availability under the Revolving Credit Facility. Availability under the Revolving Credit Facility is reduced to the extent of outstanding letters of credit.

On April 19, 2013, the Company amended and restated its existing credit agreement (the “Amended and Restated Credit Agreement”) that provides for a five-year $1.07 billion senior secured credit facility comprised of a $370 million term loan (“Term Loan A”) and a $700 million revolving credit facility, including a $50 million sublimit for the issuance of standby letters of credit, a $10 million sublimit for swingline loans and a $150 million sublimit for multicurrency borrowings approved under the credit facility (the “Secured Credit Facility”).

On November 25, 2013, the Company completed the Acquisition and entered into Term Loan B with an aggregate principal amount of $1.1 billion. The Company capitalized debt issuance costs of $22.5 million associated with the Term Loan B, of which $10.5 million were recorded as a discount to long- term debt and $12.0 million were recorded as other assets, net.

On May 27, 2014, the Company entered into an incremental joinder agreement and Amendment No. 2 (the “Second Amendment”) to its Amended and Restated Credit Agreement. The Second Amendment increased the borrowing capacity of the Revolving Credit Facility by $370 million, extended the maturity date of Term Loan A and Revolving Credit Facility to May 27, 2019, and revised the leverage-based pricing grid. As a result of the Second Amendment, the Company wrote-off net debt issuance costs of $0.2 million.

In May 2014, the Company made a payment on Term Loan B for $270 million. As a result of the payment, the Company wrote-off related net debt issuance costs of $4.7 million and discount to long-term debt of $2.4 million to other expense.

Term Loan A requires quarterly principal payments of $7.5 million from June 2014 through March 2016; and $5.0 million from June 2016 until the Term Loan A’s maturity in May 2019, when the remaining outstanding principal balance of $227.5 million is due. Term Loan B requires quarterly principal payments equal to $2.1 million until its maturity in November 2020, when the remaining outstanding principal balance of $770.6 million is due.

As of June 30, 2014 and June 30, 2013, the interest rate on the Revolving Credit Facility was 2.15% and 1.45%, respectively, and the interest rate on the Term Loan A was 3.65% and 3.59%, respectively, after giving effect to the floating-to-fixed interest rate swap. As of June 30, 2014, the interest rate on the Term Loan B was 4.25%.

The Amended and Restated Credit Agreement is collateralized by substantially all of the Company’s domestic assets and is guaranteed by each of its domestic subsidiaries, excluding any noncontrolling interests, and is secured by a pledge agreement.

The fair value of long-term debt is estimated by discounting expected cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities. As of June 30, 2014 and 2013, the fair value of long-term debt approximated the carrying value.

The Amended and Restated Credit Agreement contains a number of covenants that, among other things, restrict the Company’s ability and certain of its subsidiaries to dispose of assets, incur additional indebtedness or issue preferred stock, pay dividends or make other distributions, enter into certain acquisitions, repurchase equity interests or subordinated indebtedness, issue or sell equity interests of our subsidiaries, engage in mergers or acquisitions or certain transactions with subsidiaries and affiliates, and otherwise restrict corporate activities.

The financial covenants under the Amended and Restated Credit Agreement consist of a leverage ratio and an interest coverage ratio. The leverage ratio is computed as total debt outstanding at the end of the quarter divided by the trailing twelve months earnings before interest, taxes, depreciation and amortization (“EBITDA”), excluding certain cash and non-cash charges. The interest coverage ratio is computed as EBITDA for the trailing twelve months divided by the trailing twelve months of interest charges.

A breach of any of the covenants or the inability to comply with the required financial ratios could result in a default under the Amended and Restated Credit Agreement. In the event of any such default, the lenders could elect to declare all borrowings outstanding under the Amended and Restated Credit Agreement, together with any accrued interest and other fees, to be due and payable. If the Company were unable to repay the indebtedness upon its acceleration, the lenders could proceed against the underlying collateral. The Company was in compliance with the Amended and Restated Credit Agreement covenants as of June 30, 2014 and 2013.

Interest Rate Swap Agreements

Effective June 2011, the Company entered into a floating-to-fixed rate swap agreement with a maturity date of May 13, 2016 to fix a portion of the floating LIBOR-based debt under the Secured Credit Facility to fixed-rate debt at an interest rate of 2.09% (plus applicable margin). In October 2013, the Company entered into an additional floating-to-fixed rate swap agreement with a maturity of June 30, 2018 to fix an additional portion of the floating LIBOR-based debt of the Secured Credit Facility to fixed-rate debt at an interest rate of 2.04% (plus applicable margin). The interest swaps have accreting and subsequently amortizing notionals in order to hedge the targeted amount of debt over the life of the swaps. In January 2014, the Company entered into an additional floating-to-fixed rate swap agreement with a maturity of June 30, 2020 to fix an additional portion of the floating LIBOR-based debt of the Secured Credit Facility to fixed-rate debt at an interest rate of 3.00% (plus applicable margin) for $450 million of such debt, without any accreting or amortizing features. At June 30, 2014 and 2013, the swap agreements had notional values of $240.0 million and $264.4 million of active swaps and $550.0 million and $-0- million of forward starting swaps, respectively.

The Company has documented and designated the interest rate swaps as cash flow hedges. Based on the assessment of effectiveness using statistical regression, the Company determined that the interest rate swaps are effective. Effectiveness testing of the hedge relationships and measurement to quantify ineffectiveness is performed each fiscal quarter using the hypothetical derivative method. As the interest rate swaps qualify as cash flow hedges, the Company adjusts the cash flow hedges on a quarterly basis to their fair values with a corresponding offset to accumulated Other Comprehensive Income (“OCI”) for all effective amounts and interest expense for all ineffective amounts. The interest rate swaps have been and are expected to remain highly effective for the life of the hedges. Effective amounts are reclassified to interest expense as the related hedged expense is incurred. As of June 30, 2014 and 2013, the Company had no ineffectiveness on its cash flow hedges. Amounts related to the swaps expected to be reclassified from OCI to interest expense in the next twelve months total $4.3 million. Additional information on the Company’s interest rate swaps as of June 30, 2014 is as follows:

Interest Rate Derivative Financial Instruments	Balance Sheet Location	Fair Value (in 000s)	Location of Offsetting Balance
Cash flow hedges	Accrued and other liabilities	$4,334
	Other liabilities	12,540
		$16,874	Accumulated other comprehensive income (before income taxes)

Principal Repayments

Annual principal maturities of the Company’s long-term debt are as follows:

Year Ended June 30,	(in 000s)
2015	$38,465
2016	35,786
2017	28,287
2018	28,286
2019	1,020,787
Thereafter	773,807
Total	$1,925,418

9.                                      LEASES

The Company leases certain office space, equipment, autos, and warehouse facilities and other property locations under noncancelable operating leases which are generally included in selling, general and administrative expenses. Operating rental expense is as follows:

	Year Ended June 30,
	2014	2013	2012
	(in 000s)
Equipment, auto and office space leases	$13,327	$11,220	$9,273
Sublease rental income	—	—	(317)
	$13,327	$11,220	$8,956

Future minimum rental payments required under noncancelable operating leases are as follows:

Year Ended June 30,	Operating
2015	$10,529
2016	9,226
2017	5,886
2018	2,536
2019	1,156
Thereafter	498
Total minimum payments	$29,831

10.                               SHARE-BASED COMPENSATION

Employee Stock Purchase Plan

The 2008 Employee Stock Purchase Plan (the “2008 ESPP”) provides that eligible employees are able to contribute up to 10% of their eligible earnings towards the quarterly purchase of the Company’s common stock. The employee’s purchase price is equal to 85% of the fair market value. During the years ended June 30, 2014, 2013 and 2012, employees purchased 60,516, 77,094 and 76,526 shares of common stock for approximately $3.5 million, $3.2 million and $2.6 million, respectively.

Share-Based Award Plans

The Company’s 2010 Long-Term Incentive Plan, which was an amendment and restatement of the Company’s 2001 Long-Term Incentive Plan, as amended, (the “2010 Plan”) provides for the issuance of up to 17,350,000 shares of common stock, with awards of restricted stock and restricted stock units (“RSUs”) reducing the 2010 Plan by 1.75 shares for every share granted. Generally, options are granted at the fair value of the Company’s common stock at the date of grant and are exercisable for up to ten years.

The Company’s 1996 Long-Term Incentive Plan (the “1996 Plan”) provided for the issuance of up to 3,428,000 shares of common stock to Company employees, directors and designated paid consultants. Generally, options were granted at the fair value of the Company’s common stock at the date of grant and are exercisable for up to ten years. No shares of common stock remain available under the 1996 Plan for the grant of new awards.

Restricted stock and RSUs are converted into the right to receive common stock upon vesting. The Company permits the holders to satisfy their tax withholding requirements by net settlement, whereby the Company withholds a portion of the shares to cover the applicable taxes based on the fair market value of the Company’s stock at the vesting date. During fiscal years 2014, 2013 and 2012, tax payments made were $5.5 million, $10.1 million and $1.7 million, respectively.

The Company issues new shares for shares delivered under the 1996 Plan, the 2010 Plan and the 2008 ESPP (collectively, the “Plans”). Stock option activity is summarized below:

		Weighted Average
	Shares	Exercise Price	Remaining Contractual Term	Aggregate Intrinsic Value
	(in 000s)	(per share)	(years)	(in 000s)
Balance outstanding as of June 30, 2013	1,170	$29.60		$31,391
Granted	—	—
Exercised	(378)	31.65
Forfeited or expired	(9)	38.45
Balance outstanding as of June 30, 2014	783	$28.51	2.44	$29,150
Exercisable as of June 30, 2014	666	$26.86	2.16	$25,899

Restricted stock and RSU activity is summarized below:

	Restricted Stock	Weighted Average Grant Date Fair Value	RSUs	Weighted Average Grant Date Fair Value
	(in 000s)	(per share)	(in 000s)	(per share)
Balance outstanding as of June 30, 2013	571	$43.45	82	$45.65
Granted	291	69.45	80	61.23
Released	(232)	43.07	(43)	45.73
Forfeited or expired	(47)	50.53	—	—
Balance outstanding as of June 30, 2014	583	$56.22	119	$56.08

The following is additional information about stock options, restricted stock and RSUs exercised, granted and vested during the periods:

	Year Ended June 30,
	2014	2013	2012
	(in 000s, except per share amounts)
Weighted average grant-date fair value per share:
Stock options granted	$—	$18.07	$17.04
Stock options vested	$17.82	$15.55	$16.05
Restricted stock and RSUs vested	$40.46	$40.86	$39.34
Total grant-date fair value of stock options vested	$3,380	$4,481	$6,097
Total grant-date fair value of restricted stock and RSUs vested	$11,144	$8,663	$7,289
Exercises under all share-based payment arrangements:
Total intrinsic value	$14,542	$35,324	$26,973
Cash received	$12,098	$32,472	$23,225
Tax benefit realized	$5,665	$20,447	$6,390

Shares Reserved

The following shares are reserved for issue under the Plans:

(in 000s)
Shares issued and currently outstanding	902
Shares available for future issuance	3,969
Total	4,871

Share-Based Compensation

The following table presents share-based compensation expense and related effect of the income tax benefit included in the Company’s consolidated statements of operations:

	Year Ended June 30,
	2014	2013	2012
	(in 000s)
Selling, general and administrative	$9,478	$8,841	$9,996
Research and development costs	4,471	4,500	3,956
Cost of gaming equipment and systems and product lease, operation and royalty	64	39	220
Share-based compensation expense before tax	$14,013	$13,380	$14,172
Income tax benefit	(4,905)	(4,683)	(4,960)
Net share-based compensation expense	$9,108	$8,697	$9,212

Included in share-based compensation expense in the consolidated statements of operations for the years ended June 30, 2014, 2013 and 2012 is restricted stock amortization of $11.1 million, $9.3 million and $8.9 million, respectively.

As of June 30, 2014, there was $1.2 million of total unrecognized compensation expense related to the unvested portion of stock options which will be recognized over the subsequent 1.2 years. In addition, as of June 30, 2014, there was $32.0 million of total unrecognized compensation expense related to the unvested portion of restricted stock and RSUs which will be recognized over the subsequent 2.0 years.

The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the exercise price of the option, the expected option term, the expected volatility of the Company’s common stock over the option’s expected term, the risk-free interest rate over the option’s expected term and the Company’s expected annual dividend yield. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of the Company’s stock options granted. Estimates of fair value are not intended to predict actual future events, or the value ultimately realized by the recipients of equity awards.

The fair value of each option granted during the periods referenced below was estimated on the grant date using the Black-Scholes valuation model with the following assumptions:

	Year Ended June 30,
	2014	2013	2012
Weighted Average:
Expected option term (in years)	—	4.17	4.36
Expected volatility	—	48.30%	56.90%
Risk-free interest rate	—	0.63%	0.89%
Expected annual dividend yield	—	0%	0%

No stock options were granted in fiscal year 2014. The Company uses its historical exercise activity to estimated expected term. Expected volatility is based on historical market factors related to the Company’s common stock. Risk-free interest rate is based on U.S. Treasury rates appropriate for the expected term.

The Company has granted restricted stock units which contain performance goals based upon total shareholder return (“TSR”) of the Company’s common stock.

During fiscal year 2014, 34,444 performance restricted stock units were granted with the payout of shares ranging from 0% to 200% of target and 3,548 performance restricted stock units were granted with the payout of shares ranging from 0% to 150% of target based on EPS. The fair value of the 34,444 restricted stock units were estimated using the Monte Carlo valuation model based on risk-free interest rates ranging from 0.63% to 0.79% and expected volatility ranging from 25.52% to 30.62%. The fair value of the 3,548 performance restricted stock units were estimated based on the fair value of the Company’s common stock on the date of grant. The grant date fair value of the restricted stock units totaled $2.5 million, based on a fair value per unit ranging from $59.77 to $70.45.

During fiscal year 2013, a total of 81,953 performance restricted stock units were granted with the payout of shares ranging from 0% to 150% of target. The fair value of each restricted stock unit was estimated using the Monte Carlo valuation model based on risk-free interest rates ranging from 0.34% to 0.35% and expected volatility ranging from 31.75% to 32.38%. The grant date fair value of the restricted stock units totaled $2.1 million, based on a fair value per unit ranging from $24.73 to $27.62.

11.                               STOCKHOLDERS’ EQUITY

Share Repurchase Plan

The Company’s Board of Directors have approved a variety of share repurchase plans under which, subject to price and market conditions, purchases of shares can be made from time to time in the open market or in privately negotiated transactions using available cash.

On April 24, 2013, the Company’s Board of Directors approved a $300 million share repurchase program which replaced the existing repurchase program at the time of approval.

On April 24, 2013, the Company entered into an accelerated share repurchase agreement (“ASR Program”) with J.P. Morgan Securities LLC (“JPMorgan”) under which it paid JPMorgan $150 million and received an initial delivery of 2.3 million shares, which shares represented 85% of the ASR Program’s value at a price of $54.27 per share. Shares representing the remaining 15% of the ASR Program’s value were delivered at maturity of the ASR Program, with the final number of shares repurchased based on the volume-weighted average price of the Company’s common stock during the repurchase period, less an agreed upon discount and adjusted for the initial share delivery. The ASR Program settled on September 27, 2013 with the delivery of an additional 27,344 shares. The volume-weighted average price during the repurchase period was $63.11 per share.

The ASR Program was originally accounted for as two separate transactions: (a) as shares of common stock acquired in a share repurchase transaction and (b) as a forward contract indexed to the Company’s common stock. The initial delivery of shares resulted in an immediate reduction of the outstanding shares used to calculate the weighted-average common shares outstanding for basic and diluted net earnings per share from the effective date of the ASR Program. The Company determined that the forward contract indexed to its common stock met all of the applicable criteria for equity classification. As such, the Company recorded the $150 million of shares repurchased as a purchase of treasury stock of $127.5 million and a forward contract included in additional-paid-in-capital of $22.5 million as of June 30, 2013. On September 27, 2013, the forward contract was settled.

The following purchases have been made under the Company’s share repurchase plans:

	Shares (in 000s)	Average price per share	Amount (in 000s)
Year Ended June 30,
2012	3,861	$40.06	$154,645
2013	5,197	$53.90	280,148
2014	789	$59.89	47,226
Total	9,847	$48.95	$482,019

As of June 30, 2014, $102.6 million remained available under the plan for repurchase in future periods.

Special Stock

The Company’s Articles of Incorporation authorize the issuance of up to 10,000,000 shares of special stock (“Special Stock”). The Special Stock may be issued from time to time in one or more series, each having such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as shall be stated and expressed in the resolution providing for the issuance of Special Stock or any series thereof adopted by the Board of Directors. Special Stock consists of non-voting stock where no holder of the Special Stock shall be entitled to vote at any meeting of stockholders or otherwise, except as may be specifically provided by law or as approved by the Board of Directors in certain limited circumstances at the time of the stock issuance.

To date, there have been four series of Special Stock authorized for issuance: the Initial Series, the Series B, the Series E and the Series F. In June 1996, the Company issued shares of Series E Special Stock to certain holders of the Company’s 7 1/2% Convertible Subordinated Debentures (which were retired in 1996) who elected to receive such stock in lieu of receiving common stock. These shares were purchased and retired as of June 30, 2013. No other shares of Special Stock remain outstanding.

12.                               INCOME TAXES

Consolidated income before taxes and noncontrolling interest for domestic and foreign operations is as follows:

	Year Ended June 30,
	2014	2013	2012
	(in 000s)
United States	$163,880	$220,439	$161,043
Foreign	1,960	(4,164)	3,416
Total	$165,840	$216,275	$164,459

The components of the Company’s income tax expense are as follows:

	Year Ended June 30,
	2014	2013	2012
	(in 000s)
Current:
Federal	$58,997	$73,441	$61,115
State	6,029	8,623	9,085
Foreign	13,325	4,299	2,902
	$78,351	$86,363	$73,102
Deferred:
Federal	$(7,013)	$(5,346)	$(7,169)
State	648	(509)	(1,383)
Foreign	$(5,912)	(3,934)	(1,001)
	$(12,277)	$(9,789)	$(9,553)
Income tax expense	$66,074	$76,574	$63,549

The difference between the U.S. statutory federal income tax rate and the Company’s effective income tax rate is as follows:

	Year Ended June 30,
	2014	2013	2012
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Change in income tax contingencies	(2.3)	1.4	2.1
State income taxes, net of federal benefit	2.8	2.6	2.8
Foreign earnings subject to U.S. tax	2.5	(0.3)	(0.3)
Change in valuation allowance	2.9	—	(0.6)
Tax credits	(2.1)	(2.5)	(1.2)
Domestic production activities deduction	(2.5)	(2.7)	(2.7)
Foreign losses-no future benefit	1.3	0.9	2.0
Non-deductible acquisition-related costs	1.8	—	—
Other, net	0.5	1.0	1.5
	39.9%	35.4%	38.6%

The major components of the deferred tax assets and liabilities are as follows:

	June 30,
	2014	2013
	(in 000s)
Deferred tax assets:
Share-based compensation	$10,542	$11,421
Deferred revenue, net of deferred costs	13,103	15,947
Accruals not currently deductible for tax purposes	27,521	21,764
Inventory	7,083	5,250
Net operating loss carryforwards	13,951	5,949
Intangible assets	17,111	6,438
Interest rate swap agreement	6,173	3,515
Other	3,247	4,279
Total gross deferred tax assets	98,731	74,563
Less: Valuation allowance	(6,094)	(62)
Deferred tax assets	$92,637	$74,501
Deferred tax liabilities:
Property and equipment	$6,247	$18,322
Intangible assets	151,016	—
Other	5,807	100
Total gross deferred tax liabilities	$163,070	$18,422
Net deferred tax assets (liabilities)	$(70,433)	$56,079

Current deferred income tax liabilities of $0.4 million and $-0- of as of June 30, 2014 and 2013, respectively, are included in accrued and other liabilities in the accompanying Consolidated Balance Sheets.

The Company has not provided income taxes on approximately $35.2 million and $15.2 million of undistributed earnings as of June 30, 2014 and 2013, respectively, from certain foreign subsidiaries. The Company plans to permanently invest the earnings in the foreign subsidiaries and therefore has not recorded a deferred tax liability associated with the undistributed earnings. A determination of the potential deferred tax liability which would result from these earnings is not practicable at this time.

The Company records a valuation allowance to reduce net deferred tax assets to the amount more likely than not to be realizable. In doing so, the Company considers all available positive and negative evidence, including the existence of sufficient taxable income within the carryback or carryforward period available under the tax law including the future reversal of existing temporary differences and tax planning strategies that would, if necessary, be implemented.

At June 30, 2014, the Company had net operating loss carryforwards for U.S. federal income tax purposes of approximately $3.9 million. The entire amount of the net operating loss carryforwards are subject to limitations under Section 382 of the Internal Revenue Code. Section 382 limits the amount of carryforwards available per year for use against future taxable income. Based on the Company’s recent history of taxable income and projections of taxable income in the future, the Company expects to utilize all of its federal net operating loss carryforwards. The federal net operating loss carryforwards expire in 2022.

At June 30, 2014, the Company also has net operating losses in foreign jurisdictions totaling approximately $50.0 million, consisting mainly of $14.0 million in Austria, $11.2 million in Gibraltar, $10.8 million in Argentina and $7.9 million in Australia. The Company has recorded a valuation allowance of $20.0 million before tax, $6.1 million tax-effected, against these foreign net operating losses. The increase in the valuation allowance for fiscal year 2014 mainly related to the valuation allowance for current and prior year net operating losses for Argentina. The foreign net operating losses can be carried forward for periods that vary from five years to indefinitely.

The Company recorded $5.7 million, $20.4 million and $6.4 million as an increase to stockholder’s equity for certain tax benefits from employee share-based compensation for the years ended June 30, 2014, 2013 and 2012, respectively.

The Company had $10.1 million, $15.6 million and $12.7 million of liabilities for unrecognized tax benefits as of June 30, 2014, 2013 and 2012, respectively. Of these amounts, $9.9 million, $15.5 million and $12.7 million, respectively, if recognized, would impact the Company’s effective tax rate. The Company recognizes interest and penalties related to unrecognized tax benefits as tax expense. As of June 30, 2014, 2013 and 2012, the Company had accrued interest and penalties of $0.4 million, $2.1 million and $1.7 million, respectively. The Company decreased the accrual of interest and penalties by $1.7 million and increased the accrual of interest and penalties by $0.4 million and $0.4 million during the years ended June 30, 2014, 2013 and 2012, respectively.

Changes to the balance of unrecognized tax benefits are as follows:

	June 30,
	2014	2013	2012
	(in 000s)
Balance, beginning of year	$15,578	$12,707	$8,364
Additions based on tax provisions related to current year	4,223	2,361	3,099
Additions for tax positions of prior years	933	578	1,461
Reductions for tax positions of prior years	(4,138)	—	(128)
Settlements	(5,311)	—	—
Lapse of statute of limitations	(1,235)	(75)	(36)
Foreign currency translation adjustment	13	7	(53)
Balance, end of year	$10,063	$15,578	$12,707

The Internal Revenue Service (“IRS’) commenced examination of the Company’s United States federal income tax returns for 2006 through 2009 during fiscal year 2011. The IRS completed its field examination of the open tax years and issued a Revenue Agent’s Report in January 2012. The Company filed a formal protest regarding certain unagreed adjustments in March 2012 and the case was assigned to the IRS Appeals Office in Laguna Niguel, California. In June 2013, the Company agreed to settle all remaining issues with the IRS. Formal closure of the case occurred in July 2013 and the Company has received a refund from the IRS of $7.7 million, including $0.6 million in interest. As a result, the Company recognized a reduction to unrecognized tax benefits and a corresponding reduction of income tax provisions of approximately $3.6 million in the first quarter of fiscal year 2014.

The IRS has commenced examination of the Company’s United States federal income tax return for 2012 during fiscal 2014. To date, no issues have been raised that would materially affect our financial position or results of operations.

Including the 2012 IRS examination described above, it is reasonably possible that the Company’s amount of unrecognized tax benefits may decrease within the next twelve months by up to $5.2 million.

The Company files numerous consolidated and separate income tax returns in the United States and various state and foreign jurisdictions. The Company is currently under examination in certain states and foreign jurisdictions. With few exceptions, the Company is no longer subject to United States federal, state and local, or foreign income tax examinations for years before fiscal 2009.

13.                               COMMITMENTS AND CONTINGENCIES

Commitments

The Company is obligated under several agreements to pay certain royalties on the sale or rental of gaming devices. In addition, the Company has obtained the rights to certain game themes and intellectual property that call for payment of royalties based on either fixed amounts or variable amounts based on game performance. Total royalty expense for the Company for the years ended June 30, 2014, 2013 and 2012 was $27.6 million, $21.6 million and $20.8 million, respectively, and is included in the cost of Gaming equipment and systems and cost of Product lease, operation and royalty in the accompanying consolidated statements of operations.

Litigation

In the ordinary course of business, the Company is involved in various legal proceedings and other matters that are complex in nature and have outcomes that are difficult to predict. The Company records accruals for such contingencies to the extent that the Company concludes that it is probable that a loss will be incurred and the amount of loss can be reasonably estimated. No estimate of the reasonably possible loss or range of loss in excess of amounts accrued, if any, can be made at this time regarding the matters specifically described below because the inherently unpredictable nature of legal proceedings may be affected by various factors, including: (i) the damages sought in the proceedings are unsubstantiated or indeterminate; (ii) discovery or other material legal proceedings are incomplete; (iii) the proceeding is in its early stages and there is insufficient information available to assess the viability of the stated grounds; (iv) the matters present legal uncertainties; (v) there are significant facts in dispute; or (vi) the trier of fact is granted latitude by applicable law to apply judgment. Our assessment of each matter may change based on future unexpected events. An unexpected adverse judgment in any pending litigation could cause a material impact on our business operations, gaming licenses, intellectual property, results of operations or financial position. Unless otherwise expressly stated, the Company believes costs associated with litigation will not have a material impact on its financial position or liquidity, but may be material to the results of operations in any given period. The Company assumes no obligation to update the status of pending litigation after the date of this Annual Report on Form 10-K, except as may be required by applicable law, statute or regulation.

HBG Connex S.P.A. Litigation.  In February 2012, HBG Connex S.P.A. (“HBG”) filed requests for arbitration in the National and International Chamber of Arbitration of Milan, Italy, against the Company’s Dutch and Italian subsidiaries (“Bally Netherlands” and “Bally Italy”, respectively). HBG alleged breach of contract (i) by Bally Netherlands in connection with a contractual arrangement pursuant to which the Company agreed to supply certain gaming equipment and (ii) by Bally Italy in connection with €15 million in financial assistance provided by Bally Italy for HBG’s acquisition of licenses to operate gaming equipment in certain Italian markets. The Company responded in March 2012 denying the allegations and seeking to dismiss HBG’s claims, asserting counterclaims against HBG for breach of contract, and seeking equitable relief compelling HBG to perform its contractual obligations as well as an undetermined amount of monetary damages. On July 29, 2013, the parties entered into a settlement agreement pursuant to which they agreed to waive all claims, terminate the arbitration and all contractual arrangements, and HBG agreed to repay the Company €15 million in graduated monthly installments over four years from July 2013 to June 2017. The Arbitral Tribunal approved the parties’ joint requests for termination in September 2013.

Macau SHFL FUSION Hybrid Table Games Patent Issue.  In June 2009, customs officials from Macau SAR seized a SHFL FUSION Hybrid Table Game unit displayed by SHFL entertainment (Asia) Limited (“SHFL Asia”) at the G2E Asia Gaming Show. This seizure related to a claim by Jay Chun (“Chun”) of alleged patent infringement. In October 2009, the Office of the Public Prosecutor dismissed the investigation after a series of appeals and procedural developments. Chun appealed to the Investigation Judge, which proceedings were dismissed. From this decision, Chun appealed to the Macau Second Instance Court, which remanded the matter to the Investigation Court “Tribunal de Instrução Criminal” for further proceedings. A Trial Hearing of this matter concluded in July 2013, with the acquittal of SHFL Asia and a finding of no patent infringement. On July 29, 2013, Chun appealed the acquittal to the Macau Second Instance Court. The Company believes that it has meritorious defenses and intends to continue to vigorously defend this matter.

In May 2012, Chun along with Natural Noble Limited (“Natural Noble”), a company controlled by Paradise Entertainment and ultimately controlled by Chun (collectively, the “Natural Noble Plaintiffs”), obtained an ex parte decision from a Macau court allegedly enjoining one of our subsidiaries. The injunction was requested and ordered against an alleged Australian entity named Shuffle Master Asia Limited, which entity does not exist. The injunction sought to prevent SHFL Asia from displaying any products that infringe the Natural Noble Plaintiffs’ patents during the 2012 G2E Asia Gaming Show, even though the decision did not specify which of SHFL Asia’s products displayed at the G2E Asia Gaming Show would allegedly infringe such patents. After initially agreeing with Macau customs officials’ request to cover the SHFL FUSION Hybrid Table Game unit, SHFL Asia received court approval to post a bond of approximately $0.1 million to enable SHFL Asia to display the SHFL FUSION Hybrid Table Game unit at the G2E Asia Gaming Show. In February 2013, SHFL Asia submitted arguments of appeal contesting the decision to grant the injunction to the Macau Second Instance Court. The Court dismissed the appeal on July 18, 2013 based on the fact that SHFL Asia is not the entity against which the injunction was granted, but rather the injunction was granted against the non-existent Australian entity. Therefore, the Court found that SHFL Asia did not have procedural standing to appeal the decision. Several appeals have been heard since. The Company believes that it has meritorious claims and intends to continue to vigorously pursue the matter.

In June 2012, the Natural Noble Plaintiffs and LT Game Limited, a company controlled by Paradise Entertainment (collectively, the “LT Game Plaintiffs”), filed a writ of summons with a Macau court seeking monetary damages and other civil relief as a result of the alleged infringement of the Natural Noble Plaintiffs’ patents by SHFL Asia and SHFL at the 2012 G2E Asia Gaming Show. A trial date has not yet been set for this matter. The Company believes that it has meritorious defenses, has submitted its defenses and counterclaims in this matter and intends to continue to vigorously defend this matter.

In October 2012, SHFL Asia filed a lawsuit with a Macau court against the LT Game Plaintiffs and Paradise Entertainment, Inc. (collectively “Paradise Defendants”), a company that the Company believes is the ultimate parent company of LT Game Limited and Natural Noble. This lawsuit seeks an injunction against the Paradise Defendants’ assertions of monopolistic rights. The lawsuit alleges, in part, that the Paradise Defendants cannot restrict SHFL Asia from selling or using multi-game terminal betting products in Macau by claiming to hold exclusivity rights on the selling or using of multi-game betting terminal products in Macau. A Trial Hearing began in June 2013 and concluded in November 2013. The injunction request was denied. In November 2013, an appeal of this interim injunction decision was filed by SHFL Asia to the Court of Second Instance. In July 2014, the case was dismissed by the Court of Second Instance, fundamentally on grounds that there is no sufficient evidence that the Paradise Defendants had claimed to have any monopolistic rights on the selling or using of multi-game betting products in Macau. The matter remains under dispute in the principal proceedings filed in connection with the injunction. The Company believes that it has a meritorious case and intends to continue to vigorously pursue this claim.

In November 2013, SHFL Asia displayed a SHFL FUSION Hybrid Table Game unit at the Macau Gaming Show. The LT Game Plaintiffs obtained an ex- parte interim injunction prohibiting SHFL Asia from taking any actions that would allegedly infringe a patent owned by Natural Noble during the Macau Gaming Show. As a result of this injunction, during the Macau Gaming Show, Macau customs officials covered the SHFL FUSION Hybrid Table Game unit for a period of time. In December 2013, an appeal of this interim injunction was filed by SHFL Asia to the Court of Second Instance. In July 2014, the Court of Second Instance decided on the merits of the appeal in favor of SHFL Asia, having therefore revoked the previous decision and thereby removing the injunction, fundamentally on grounds that no evidence has been produced on any patent infringement. In August 2014, the LT Game Plaintiffs have filed an appeal to the Court of Final Instance. The Company believes that it has meritorious defenses and intends to vigorously pursue this matter.

Acquisition Litigation.  Prior to the consummation of the Acquisition, a number of putative class actions and shareholder derivative actions challenging the Acquisition were filed against the Company, Manhattan Merger Corp., SHFL, and SHFL’s then current directors in various jurisdictions that generally alleged breach of fiduciary duties and that the entity defendants aided and abetted those alleged breaches, and sought, among other relief, declaratory judgment and an injunction against the transaction. In May 2014, the Company and the plaintiffs to the Minnesota action stipulated to a dismissal without prejudice and the Minnesota State Court entered an order dismissing the action without prejudice. In August 2014, the Company and the plaintiffs to the Nevada action stipulated to a dismissal with prejudice and the Nevada State Court entered an order dismissing the action with prejudice. All of the Acquisition Litigation actions have been dismissed.

The Company is also a party to various claims and lawsuits relating to routine matters that arise from time to time in the ordinary course of its business. Although management does not currently believe that the outcome of such claims, in the aggregate, will have a material effect on its consolidated financial position, results of operations or cash flows, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.

14.                               SEGMENT AND GEOGRAPHICAL INFORMATION

In the fourth quarter of fiscal year 2014, the Company revised its business and operating segments to reflect the reorganization of its business following the Acquisition and the financial information regularly reviewed by its chief executive officer. Based on that review, the Company concluded that it has four reportable segments. This change had no impact on the Company’s consolidated financial statements for any periods. Business segment information for fiscal years 2013 and 2012 has been adjusted to reflect this change.

The Company operates in legalized casino gaming markets across the globe and provide state-of-the-art, value-add products in four distinct segments: (a) EGMs, which include the sale of gaming devices and related equipment, parts and conversion kits, (b) Gaming Operations, which include the operation of wide-area progressives, video lottery and centrally determined systems and the rental of gaming devices and content, (c) casino- management systems, which include the sale and support of computerized monitoring systems and related recurring hardware and software maintenance revenue, and (d) table game products, which include monthly royalties from proprietary table games as well as sale and lease of table utility products, including automatic card shufflers, deck checkers and roulette chip sorters. Our Chief Executive Officer is our Chief Operating Decision Maker.

The following is a summary of revenues and gross margin for each segment:

	Year Ended June 30,
	2014(1)	2013	2012
	(in 000s)
Revenues:
EGMs	$381,660	$339,842	$310,651
Gaming Operations	405,433	404,978	357,417
Systems	327,821	252,219	211,691
Table Products	100,178	—	—
Total revenues	$1,215,092	$997,039	$879,759
Gross Margin(2):
EGMs	$190,534	$170,629	$139,845
Gaming Operations	266,651	282,790	257,737
Systems	236,054	192,627	155,861
Table Products	70,577	—	—
Total gross margin	$763,816	$646,046	$553,443

(1)                                 Results for fiscal year 2014 include the Acquisition beginning on November 25, 2013.

(2)                                 Gross Margin excludes amortization related to intangible assets, which are included in depreciation and amortization.

Our CODM does not receive a report with a measure of total assets for each reportable segment as this information is not available or necessary for the CODM’s evaluation of segment performance. Therefore, the Company has not provided asset and capital expenditure information by reportable segment.

EGMs and systems revenues and costs are included in Gaming equipment and systems revenues. Gaming Operations revenues and costs are included in Product lease, operation and royalty revenues.

Table Products revenues include $34.1 million and $66.1 million included in Gaming equipment and systems revenues and Product lease, operation and royalty revenues, respectively, for the year ended June 30, 2014. Table products gross margin includes $18.7 million and $51.9 million included in Gaming equipment and systems gross margin and Product lease, operation and royalty gross margin, respectively, for the year ended June 30, 2014.

The Company has operations based primarily in the United States as well as significant sales and distribution offices based in Australia, Macau and Europe. The table below presents information as to the Company’s revenues, operating income and identifiable assets by geographic region which is determined by country of destination:

	Year Ended June 30,
	2014(1)	2013	2012
	(in 000s)
Revenues:
United States and Canada	$983,322	$826,975	$716,075
International	231,770	170,064	163,684
Total revenues	$1,215,092	$997,039	$879,759
Operating income:
United States and Canada	$214,145	$214,527	$159,324
International	13,089	20,983	20,119
Total operating income	$227,234	$235,510	$179,443
Identifiable assets:
United States and Canada	$1,535,578	$742,900	$730,758
International	983,233	236,365	239,709
Total identifiable assets	$2,518,811	$979,265	$970,467

(1)                                 Results for fiscal year 2014 include the Acquisition beginning on November 25, 2013.

15.                               401(k) PLAN

The Company is the sponsor of the Bally Technologies, Inc. 401(k) Savings Plan (the “401(k) Plan”). The 401(k) Plan was adopted for domestic employees of Bally Technologies, Inc. and all its domestic subsidiaries. Employees may enroll in the plan after meeting certain age and length of employment criteria, and plan participants may defer up to 25% of their compensation, up to certain IRS imposed limitations.

The Company matches 50% of any participant’s contributions, up to the first 6% of their compensation (as defined in the plan document). Company matching contributions totaled approximately $3.1 million, $2.4 million and $2.2 million for each of the years ended June 30, 2014, 2013 and 2012, respectively.

For participants hired through December 31, 2000, employee and employer matching contributions are 100% vested immediately. For employees hired on or after January 1, 2001, vesting of the employer match is on a 20%, 5-year vesting schedule. Effective October 1, 2005, vesting of employer match is on a 25%, 4-year vesting schedule.

16.                               SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Fiscal Year 2014 Quarterly Results
	September 30,	December 31,(1)	March 31,(1)	June 30,(1)(2)
	(in 000s, except per share data)
Statement of Operations Data:
Revenues	$249,289	$285,193	$338,399	$342,211
Cost of revenues	85,125	105,281	126,844	134,026
Selling, general and administrative	72,427	90,986	88,248	91,491
Research and development costs	29,504	32,709	36,677	36,972
Income from operations before income taxes	54,122	34,030	43,769	33,919
Income tax expense	(16,172)	(12,105)	(16,200)	(21,597)
Income from operations	37,950	21,925	27,569	12,322
Less net income attributable to noncontrolling interests	166	714	125	161
Net income attributable to Bally Technologies, Inc.	$37,784	$21,211	$27,444	$12,161
Basic earnings per share attributable to Bally Technologies, Inc.:
Basic earnings per share	$0.98	$0.55	$0.71	$0.32
Diluted earnings per share attributable to Bally Technologies, Inc.:
Diluted earnings per share	$0.97	$0.54	$0.70	$0.31

(1)                                 Results for fiscal year 2014 include the Acquisition beginning on November 25, 2013. Income from operations before income taxes and net income attributable to Bally Technologies, Inc. in fiscal year 2014 was impacted by restructuring and acquisition-related costs of $60.8 million, and amortization of purchased intangible assets of $33.0 million.

(2)                                 In addition to the above items, net income attributable to Bally Technologies, Inc. in fiscal year 2014 was unfavorably impacted by debt issuance costs write-offs of $7.3 million, and favorably impacted by $2.2 million due to the write-off of net operating loss carryforwards which were partially offset by a one-time IRS benefit during the same period.

	Fiscal Year 2013 Quarterly Results
	September 30,	December 31,	March 31,	June 30,
	(in 000s, except per share data)
Statement of Operations Data:
Revenues	$235,151	$238,339	$259,147	$264,402
Cost of revenues	86,347	81,540	91,411	91,695
Selling, general and administrative	64,516	67,852	72,218	72,099
Research and development costs	25,095	26,599	29,098	30,326
Income from operations before income taxes	49,373	52,467	55,933	58,502
Income tax expense	(18,429)	(19,389)	(17,527)	(21,229)
Income from operations	30,944	33,078	38,406	37,273
Less net loss attributable to noncontrolling interests	(1,588)	(48)	(43)	(64)

	Fiscal Year 2013 Quarterly Results
	September 30,	December 31,	March 31,	June 30,
	(in 000s, except per share data)
Net income attributable to Bally Technologies, Inc.	$32,532	$33,126	$38,449	$37,337
Basic earnings per share attributable to Bally Technologies, Inc.:
Basic earnings per share	$0.80	$0.82	$0.95	$0.96
Diluted earnings per share attributable to Bally Technologies, Inc.:
Diluted earnings per share	$0.77	$0.80	$0.93	$0.95

17.                               SUBSEQUENT EVENTS

On July 1, 2014, the Company acquired Dragonplay Ltd. (“Dragonplay”), an online social casino company headquartered in Tel Aviv, Israel, with applications for Android, Facebook and Apple iOS. Total initial consideration included approximately $51.3 million in cash, plus approximately $34.9 million for the amount of estimated net working capital. Additional contingent consideration and employee retention payments, not to exceed $48.7 million, may be due over the next 18 months subject to Dragonplay meeting certain financial performance targets. The Company funded the transaction from cash on hand and proceeds from its revolving credit facility. The valuation and related purchase price allocation have not yet been completed.

On August 1, 2014, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Scientific Games Corporation (“Scientific Games”) whereby Scientific Games agreed to acquire all of the Company’s outstanding common stock for $83.30 in cash per share. The aggregate transaction value is approximately $5.1 billion, including approximately $1.8 billion of the existing net debt of the Company. The transaction was unanimously approved by the boards of directors of the two companies. The acquisition is subject to customary closing conditions, including receipt of the Company’s shareholder’s approval and antitrust and gaming regulatory approvals, and is currently expected to be completed in early 2015. On August 20, 2014, the Company received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) with respect to Scientific Games pending acquisition of the Company. The Merger will be financed with debt and cash on hand and Scientific Games has obtained committed debt financing for the transaction, which is not subject to a financing contingency. However, no assurance can be given that the transaction will be completed.

The Merger Agreement contains certain termination rights for both the Company and Scientific Games and further provides that, in connection with termination of the Merger Agreement under specified circumstances, (1) Scientific Games may be required to pay the Company a termination fee of $105.0 million if all the conditions to closing have been met and the merger is not consummated because of a breach by the Company’s lenders of their obligations to finance the transaction, (2) Scientific Games may be required to pay the Company a termination fee of $105.0 million if the parties are unable to obtain approval under the HSR Act or to obtain the gaming regulatory approvals that are conditions to closing and (3) the Company may be required to pay Scientific Games a termination fee of $80.0 million under specified circumstances, including, but not limited to, a change in the Bally board’s recommendation of the merger or in connection with Bally’s termination of the Merger Agreement to enter into a written definitive agreement for a “superior proposal” (as defined in the Merger Agreement). See Item 1A, Risk Factors.

Litigation Relating to the Merger

The following complaints challenging the merger have been filed in the District Court of the Eighth Judicial District, County of Clark, Nevada: (i) Shaev v. Bally Technologies, Inc., et al., No. A-14-705012-B; (ii) Crescente v. Bally Technologies, Inc., et al., No. A-14-705144-C; (iii) Lewandoski v. Bally Technologies, Inc., et al., No. A-14-705153-C; (iv) Rosenfeld v. Bally Technologies, Inc., et al., No. A-14-705162-B; and (v) Stein v. Bally Technologies, et al., No. A-14-705338-B. Each of the actions is a putative class action filed on behalf of the public shareholders of Bally Technologies, Inc. and names as defendants the Company, its directors, Scientific Games, Merger Sub and Financing Sub. The complaints generally allege that the individual defendants breached their fiduciary duties in connection with their consideration and approval of the merger. Four of the five complaints also allege that all of the entity defendants aided and abetted the purported breaches by the individual defendants. The fifth complaint, Shaev v. Bally Technologies, Inc., et al., alleges that Scientific Games, Scientific Games Nevada, Inc. and Scientific Games International, Inc., the subsidiaries of Scientific Games formed to consummate the merger, aided and abetted the individual defendants’ purported breaches but makes no such claim against the Company. The complaints seek, among other relief, to enjoin the merger. On or about August 20, 2014, the parties to all five lawsuits signed a stipulation and proposed order to consolidate the suits under the single caption In re Bally Technologies, Inc. Stockholders Litigation, Case A-14-70512-B. The stipulation further provides that the defendants need not respond to any of the complaints currently filed in the actions and shall confer on a response deadline after plaintiffs file an anticipated amended consolidated complaint.

18.                               FINANCIAL INFORMATION FOR GUARANTOR SUBSIDIARIES AND NON-GUARANTOR SUBSIDIARIES

On April 10, 2015, Scientific Games Corporation (“Scientific Games”) filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) to satisfy certain obligations under the registration rights agreements for the $350,000,000 6.625% Senior Subordinated Notes due 2021 (the “2021 Notes”) and the $2,200,000,000 10.000% Senior Unsecured Notes due 2022 (the “Unsecured Notes”), both issued by Scientific Games International, Inc. (“SGI”).  SGI’s obligations under the 2021 Notes and the Unsecured Notes are fully and unconditionally and jointly and severally guaranteed by Scientific Games and substantially all of its 100%-owned U.S. subsidiaries other than SGI (the “Guarantor Subsidiaries”).  Included within the Guarantor Subsidiaries are the following 100%-owned subsidiaries of Bally Technologies, Inc. (“Bally”): Alliance Holding Company, Arcade Planet, Inc., Bally Gaming International, Inc., Bally Gaming, Inc., Bally Properties East, LLC, Bally Properties West, LLC, Bally Technologies, Inc., Casino Electronics, Inc., Compudigm Services, Inc., SHFL Properties, LLC and Sierra Design Group.

Rule 3-10 of Regulation S-X requires that the Company’s audited financial statements incorporated by reference into the Scientific Games Registration Statement include, in a footnote, certain condensed consolidating financial information relating to the Guarantor Subsidiaries of Bally and the subsidiaries of Bally that are not Guarantor Subsidiaries. Rule 3-10(g) of Regulation S-X also requires that when a subsidiary has not been included in the audited consolidated results of the parent company for at least nine months of the most recent fiscal year, audited condensed consolidating financial information must be filed for the subsidiary’s most recent fiscal year preceding the acquisition and unaudited condensed consolidating financial information must be filed for any interim periods after the annual period as well as for any comparative interim periods.

Presented below is condensed consolidated financial information for the Guarantor Subsidiaries and our 100%-owned foreign subsidiaries (the “Non-Guarantor Subsidiaries”) as of and for the year ended June 30, 2014. The condensed consolidating financial information has been presented to show the nature of assets held by, and the results of operations and cash flows of the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries assuming the guarantee structures of the existing Scientific Games’ credit agreement and existing long-term debt were in effect at the beginning of the periods presented.

The condensed consolidating financial information reflects the investments in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting. Net changes in intercompany due from/due to accounts are reported in the accompanying Supplemental Condensed Consolidating Statements of Cash Flows as investing activities if the applicable entities have a net investment (asset) in intercompany accounts, and as a financing activity if the applicable entities have a net intercompany borrowing (liability) balance.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

	As of June 30, 2014
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Assets:
Cash and cash equivalents	$18,541	$58,898	$—	$77,439
Restricted cash	17,097	82	—	17,179
Accounts and notes receivable, net of allowances for doubtful accounts	194,984	119,135	—	314,119
Inventories	51,370	38,594	(7,675)	82,289
Other current assets	79,878	22,530	—	102,408
Total current assets	361,870	239,239	(7,675)	593,434
Property, plant and equipment, net	55,557	14,661	—	70,218
Leased gaming equipment, net	106,361	32,830	(7,687)	131,504
Investment in subsidiaries	585,297	—	(585,297)	—
Goodwill	669,397	333,980	—	1,003,377
Intangible assets, net	319,297	188,948	—	508,245
Intercompany balances	145,866	—	(145,866)	—
Other assets	190,249	21,784	—	212,033
Total assets	$2,433,894	$831,442	$(746,525)	$2,518,811
Liabilities and stockholders’ equity:
Current maturities of long-term debt	$38,286	$179	$—	$38,465
Other current liabilities	157,123	55,979	—	213,102
Total current liabilities	195,409	56,158	—	251,567
Long-term debt, net of current maturities	1,886,953	—	—	1,886,953
Other non-current liabilities	131,039	43,331	—	174,370
Intercompany balances	—	145,866	(145,866)	—
Total Bally Technologies, Inc. stockholders’ equity	220,493	585,297	(600,659)	205,131
Noncontrolling interests	—	790	—	790
Total liabilities and stockholders’ equity	$2,433,894	$831,442	$(746,525)	$2,518,811

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year ended June 30, 2014
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Revenue	$1,008,332	$348,877	$(142,117)	$1,215,092
Cost of gaming equipment and systems and product lease, operation and royalty (1)	357,242	240,912	(146,878)	451,276
Selling, general and administrative	241,054	63,706	38,392	343,152
Research and development costs	126,325	9,537	—	135,862
Depreciation and amortization	33,337	24,231	—	57,568
Operating income	250,374	10,491	(33,631)	227,234
Interest expense	(60,150)	(229)	3,619	(56,760)
Other income (expense), net	2,049	(3,064)	(3,619)	(4,634)
Income from operations before equity in income of subsidiaries and income taxes	192,273	7,198	(33,631)	165,840
Equity in income of subsidiaries	(1,388)	—	1,388	—
Income tax expense	(68,853)	(7,420)	10,199	(66,074)
Net income	122,032	(222)	(22,044)	99,766
Less net income attributable to noncontrolling interests	—	1,166	—	1,166
Net income attributable to Bally Technologies, Inc.	$122,032	$(1,388)	$(22,044)	$98,600

(1)         Cost of gaming equipment and systems and product lease, operation and royalty exclude amortization related to intangible assets which are included in depreciation and amortization.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME

Year ended June 30, 2014

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net income	$122,032	$(222)	$(22,044)	$99,766
Comprehensive income	(4,717)	9,986	—	5,269
Less: comprehensive income attributable to noncontrolling interests	—	1,166	—	1,166
Comprehensive income attributable to Bally Technologies, Inc	$117,315	$8,598	$(22,044)	$103,869

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year ended June 30, 2014
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated

Net income	$122,032	$(222)	$(22,044)	$99,766
Loss on extinguishment of debt	7,346	—	—	7,346
Depreciation and amortization	94,381	39,309	—	133,690
Amortization of deferred debt issuance costs	5,053	—	—	5,053
Share-based compensation	13,899	114	—	14,013
Equity in income of subsidiaries	1,388	—	(1,388)	—
Provision for doubtful accounts	(1,533)	5,352	—	3,819
Inventory write-downs	2,926	9,232	—	12,158
Income tax (benefit) expense	(4,020)	(1,880)	(10,199)	(16,099)
Excess tax benefit of stock option exercises	(5,106)	—	—	(5,106)
Other	3,318	(253)	—	3,065
Change in operating assets and liabilities	(86,875)	17,414	33,631	(35,830)
Net cash provided by operating activities	152,809	69,066	—	221,875
Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,344,295)	—	—	(1,344,295)
Capital expenditures	(20,260)	(3,859)	—	(24,119)
Restricted cash and investments	(83,427)	(5,530)	—	(88,957)
Payments received from development financing	3,000	—	—	3,000
Additions to other long-term assets	(10,564)	(253)	—	(10,817)
Intercompany investing activities	38,539	—	(38,539)	—
Net cash provided by (used in) investing activities	(1,417,007)	(9,642)	(38,539)	(1,465,188)
Cash flows from financing activities:
Net proceeds/payments on revolving credit facility	530,000	—	—	530,000
Net proceeds/payments on long-term debt and capital leases	798,052	(93)	—	797,959
Capitalized debt issuance costs	(36,229)	—	—	(36,229)
Excess tax benefit of stock option exercises	5,106	—	—	5,106
Acquisition-related contingent consideration	(1,394)	—	—	(1,394)
Purchase of treasury stock and forward contracts	(53,526)	—	—	(53,526)
Proceeds from exercise of stock options and employee stock purchases	15,538	23	—	15,561
Intercompany financing activities	—	(38,539)	38,539	—
Net cash provided by (used in) financing activities	1,257,547	(38,609)	38,539	1,257,477
Effect of exchange rate changes on cash	—	55	—	55
Increase (decrease) for year in cash and cash equivalents	(6,651)	20,870	—	14,219
Cash and cash equivalents balance, beginning of year	25,192	38,028	—	63,220
Cash and cash equivalents balance, end of year	$18,541	$58,898	$—	$77,439

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Years ended June 30, 2014, 2013 and 2012

	Balance at Beginning of Year	Additions	Net Write-offs/ Recoveries	Balance at End of Year
	(in 000s)
Allowance for doubtful accounts (current and long-term):
Year Ended June 30, 2014	$16,577	$3,819	$4,661	$15,735
Year Ended June 30, 2013(1)	$17,102	$11,173	$11,698	$16,577
Year Ended June 30, 2012	$11,566	$9,863	$4,327	$17,102

(1) Net Write-offs in fiscal year 2013 include $2.9 million related to development financing.

Deferred Tax Asset Valuation Allowance:
Year Ended June 30, 2014(2)	$62	$6,094	$62	$6,094
Year Ended June 30, 2013	$68	$—	$6	$62
Year Ended June 30, 2012	$1,186	$—	$1,118	$68

(2)                                 Additions include $2.0 million acquired as part of the Acquisition.